SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT is entered into as of October 31, 2008 (this “Agreement”), by and between MAIDEN HOLDINGS NORTH AMERICA, LTD., a Delaware corporation (the “Buyer”), MAIDEN HOLDINGS, LTD., a company organized under the laws of Bermuda (“Holdings”) (solely for the purposes of the covenant regarding the Rights Offering of Holdings in Section 7.7 of this Agreement) and GMACI HOLDINGS LLC, a Delaware limited liability company (the “Seller”).

WHEREAS, the Seller is the holder of all of the outstanding ownership interests of GMAC Re LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company acquired certain assets and hired former employees of its Affiliate, GMAC Re Corp., and GMAC Re Corp. was engaged in a business similar to the Company; and

WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding ownership interests of the Company for the consideration and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1 General Provisions. For all purposes of this Agreement:

(a) The terms defined in this Article I have the meanings ascribed to them in this Article I and include the plural as well as the singular.

(b) All accounting terms used herein have the meanings ascribed to them under GAAP, except to the extent otherwise provided herein.

(c) All references herein to designated “Articles,” “Sections” and other subdivisions and to “Exhibits” and “Disclosure Schedules” are to the designated Articles, Sections and other subdivisions of the body of this Agreement and to the exhibits and other schedules to this Agreement.

(d) Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

(e) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

(f) On or prior to the date hereof, the Seller, on the one hand, and the Buyer, on the other, have delivered to each other schedules (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express informational requirement contained in a provision hereof or (ii) as an exception to one or more representations, warranties or covenants contained in a section of this Agreement. The inclusion of an item on a Disclosure Schedule in response to a disclosure obligation or as an exception to a representation, warranty or covenant shall not be deemed an admission by the disclosing party that such item represents a material exception or fact, event or circumstance or that such item would, or would be reasonably likely to, result in a Material Adverse Effect on the disclosing party.

Section 1.2 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

“AAA” has the meaning set forth in Section 10.8(e) hereof.

“AAA Rules” has the meaning set forth in Section 10.8(e) hereof.

“Action” means any action, cause of action (whether at law or in equity), arbitration, claim or complaint by any Person alleging potential liability, wrongdoing or misdeed of another Person, or any administrative or other similar proceeding, criminal prosecution or investigation by any Governmental Entity alleging potential liability, wrongdoing or misdeed of another Person.

“Actuarial Materials” has the meaning set forth in Section 5.7(b).

“Administration Agreement” means that certain Administration Agreement of even date herewith by and among Motors, Integon, Integon Preferred, Integon National, MIC P&C, the Company, the Buyer and Maiden.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, as trustee or executor, or otherwise). For the avoidance of doubt, (i) GMAC Direct shall be considered an affiliate of the Seller for all periods prior to the closing of the transactions contemplated under the GMAC Direct SPA, and (ii) Integon shall be considered an affiliate of the Seller for all periods prior to the closing of the transactions contemplated under the Integon SPA.

“Agreement” has the meaning set forth in the preface above.

“Allocation Statement” has the meaning set forth in Section 2.7 hereof.

“Applicable Law” means any domestic federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, pronouncement, bulletin, judgment, decree, policy, administrative or judicial doctrine, guideline or other requirement or principle of common law applicable to the Buyer, the Seller or the Company or any of their respective businesses, properties or assets, as the case may be.

“Apportioned Obligations” has the meaning set forth in Section 8.3(b) hereof.

“Arbitrable Agreement” means any Transaction Document.

“Arbitrable Agreement Party” or “Arbitrable Agreement Parties” means any signatory, or all signatories, respectively, to any Arbitrable Agreement.

“Arbitration Joinder Party” shall have the meaning set forth in Section 10.8(b) hereof.

“ARIAS Rules” has the meaning set forth in Section 10.8(e) hereof.

“Assets of the Company” means all of the assets owned of record and beneficially by the Company at any given time as reflected on the books and records of the Company and determined in accordance with GAAP.

“Backstop Commitment” has the meaning set forth in Section 6.7 hereof.

“Backstop Investors” has the meaning set forth in Section 6.7 hereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York City are authorized by law or executive order to be closed.

“Buyer” has the meaning set forth in the preface above.

“Buyer Restricted Companies” has the meaning set forth in Section 7.13(a)(i) hereof.

“Buyer Parent SEC Documents” means all reports, schedules, forms and registration, proxy and other statements filed by the Holdings with the Securities Exchange Commission.

“Buyer Parties” has the meaning set forth in Section 10.8(c) hereof.

“Carved-Out Business of GMAC” has the meaning set forth in Section 7.10 hereof.

“Cash” means all of the Company’s cash and cash equivalents in U.S. Dollars.

“Cash Payment” has the meaning set forth in Section 2.3 hereof.

“Company Closing Liabilities” means the liabilities of the Company as of the Closing Date, as determined in accordance with GAAP and reflected on the Final Closing Balance Sheet.

“Company Closing Tangible Assets” means the Cash and prepaid assets of the Company as of the Closing Date, as determined in accordance with GAAP and reflected on the Final Closing Balance Sheet.

“Closing” has the meaning set forth in Section 3.1 hereof.

“Closing Date” has the meaning set forth in Section 3.1 hereof.

“COBRA” means the provisions for continuation of health coverage enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Sections 601-608 of ERISA, and any amendments thereto and successor provisions thereof, including any regulations promulgated under the applicable provisions of the Code and ERISA.

“COBRA Beneficiaries” has the meaning set forth in Section 7.12(b) hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Company” has the meaning set forth in the preface above.

“Company Employees” means the employees of the Company on the Closing Date (including employees on short-term disability or leave of absence).

“Company Policies” has the meaning set forth in Section 5.6 hereof.

“Competing Business” means (a) the reinsurance, as a reinsurer or retrocessionaire, of commercial property and casualty risks, including, without limitation, accident and health and workers’ compensation risks, of insurance companies (other than reinsurance of risks of Affiliates or former Affiliates of GMAC LLC (or their successors-in-interest) that shall not constitute SRS Business or Reinsurance Business under the terms of the Fronting Agreement) or (b) the writing on a surplus lines or non-admitted basis of excess commercial property business, in either case in the United States, but excluding, with respect to clauses (a) and (b), any insurance or reinsurance products with the predominate customers being automobile manufacturers, distributors or dealers or insurance or reinsurance of personal lines risks.

“Contemplated Transactions” means the transactions contemplated in this Agreement and in the other Transaction Documents.

“Damages” means all costs, damages, disbursements or expenses (including, but not limited to interest and reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement) that are actually imposed or otherwise actually incurred or suffered by the indemnified person, but shall not include incidental, consequential, exemplary, punitive or other special damages (unless such damages have been awarded to a third party and as to which an indemnifying party is determined to be liable).

“Dealer Inventory Business” has the meaning set forth in Section 7.13(a)(i) hereof.

“Disclosure Schedule” has the meaning set forth in Section 1.1(f) hereof.

“Employee Plan” means any written retirement plan, pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan, employee stock option or stock purchase plan, bonus or incentive plans or programs, Section 125 cafeteria plan, health care reimbursement, dependent care reimbursement, severance pay plan, program, policy, practice or agreement, or arrangement, and each other employee benefit plan, program, policy, practice, agreement or arrangement, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Environmental Law” means any and all local, state and federal laws, regulations, codes, decrees, orders, judgments, principles of common law and binding judicial or administrative interpretations thereof pertaining to: (a) the protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, drinking water, natural resources and biota) or human health and safety; or (b) the presence, use, processing, generation, management, storage, treatment, recycling, disposal, discharge, release, threatened release, investigation or remediation of hazardous materials, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act and their implementing regulations as well as state analogues, each as may be amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules and regulations thereunder.

“ERISA Affiliate” has the meaning set forth in Section 7.12(d) hereof.

“Final Closing Balance Sheet” has the meaning set forth in Section 2.4(b) hereof.

“Financial Statements” has the meaning set forth in Section 5.7(a) hereof.

“Fronted Insurance Contracts” has the meaning ascribed to it in the Fronting Agreement.

“Fronting Agreement” means that certain Fronting Agreement of even date herewith by and among Buyer, Motors, Integon, MIC P&C, Integon National and Integon Preferred.

“FRR Agreement” means that certain Fronting and Renewal Rights Agreement between Motors and Integon, to be dated as of the date of the closing of the sale of Integon pursuant to the Integon SPA.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved applying the respective historical accounting principles, policies, practices and methods of the Company, and upon which the Financial Statements were prepared.

“General Assignment Agreements” means the General Assignment Agreements between the Buyer and each of the Insurer Parties (or their applicable Affiliates, including, but not limited to GMAC Re Corp.) of even date herewith with respect to the properties, assets, contracts, agreements, licenses or instruments listed on Section 5.5(d) of the Seller’s Disclosure Schedule.

“GMAC Direct” means GMAC Direct Insurance Company, a Missouri domiciled property and casualty insurance company.

“GMAC Direct SPA” means that certain Securities Purchase Agreement of even date herewith between the Buyer and Motors with respect to the acquisition of GMAC Direct by the Buyer.

 “Governmental Entity” means any foreign, domestic, federal, territorial, state or local U.S. or non-U.S. governmental authority, quasi-governmental authority, instrumentality, court or government, self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or representative of any of the foregoing.

“Holdings” has the meaning set forth in the preface above.

“In-Force Contract” has the meaning ascribed to it in the Fronting Agreement.

“Insurance Contracts” has the meaning ascribed to it in the Fronting Agreement.

“Insurer SPAs” means the GMAC Direct SPA and the Integon SPA.

“Insurer Affiliates” has the meaning ascribed to it in the Fronting Agreement.

“Insurer Parties” means Integon, Integon Preferred, MIC P&C and Motors.

“Integon” means Integon Specialty Insurance Company, a North Carolina domiciled property and casualty insurance company.

“Integon National” means Integon National Insurance Company, a North Carolina domiciled property and casualty insurance company.

“Integon Preferred” means Integon Preferred Insurance Company, a North Carolina domiciled property and casualty insurance company.

“Integon Reinsurance Agreement” means the Quota Share Reinsurance Agreement by and between Integon and Motors contemplated in the Integon SPA.

“Integon SPA” means that certain Securities Purchase Agreement of even date herewith between the Buyer and GMAC Insurance Management Corp. with respect to the acquisition of Integon by the Buyer.

“Intellectual Property Right” has the meaning set forth in Section 5.11(a) hereof.

“Interests” has the meaning set forth in Section 4.6 hereof.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Buyer” or “Buyer’s Knowledge” means actual knowledge of Ben Turin or Michael Tait after reasonable inquiry.

“Knowledge of Seller” or “Seller’s Knowledge” means actual knowledge of John Dunn or Chris Morris after reasonable inquiry.

“Leases” has the meaning set forth in Section 5.5(b) hereof.

“Liabilities” means any and all debts, losses, liabilities, offsets, claims, damages, fines, commitments, obligations, payments and accounts payable (including, without limitation, those arising out of any award, demand, assessment, settlement, judgment or compromise relating to any Action), and accruals for out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any Action) of any kind or nature whatsoever, whether absolute, accrued, contingent or other, and whether known or unknown.

“Liabilities of the Company” means the total Liabilities of the Company at any given time as reflected on the books and records of the Company and determined in accordance with GAAP.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance, adverse claim (whether pending or, to the knowledge of the Person against whom the adverse claim is being asserted, threatened) or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind, including, without limitation, any easement, servitude, encroachment, conditional sale or other title retention agreement, any right of first refusal on real property, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction (other than a financing statement which is filed or given solely to protect the interest of a lessor).

“Maiden” means Maiden Insurance Company, Ltd., an insurance company organized under the laws of Bermuda.

“Material Adverse Effect” means (a) with respect to the Company, any change, effect, event or occurrence resulting in a material adverse effect on (i) the business, financial condition or results of operations of the Company, taken as a whole or (ii) the ability of the Company or, following the Closing, its Insurer Affiliates to renew, write new insurance policies or enter into new reinsurance contracts with respect to the Insurance Contracts or Fronted Insurance Contracts, other than in the case of (i) or (ii) any change, effect, event or occurrence relating to (A) the effects of changes affecting the economy and securities markets generally; (B) the effects of changes affecting the insurance, reinsurance and financial services industries generally, including the general competitive forces in the insurance and reinsurance markets and changes to Applicable Laws, or accounting or reserving principles, practices or conventions; (C) the announcement of the Contemplated Transactions and (D) any changes resulting from actions or omissions of a party hereto taken with the prior written consent of the other parties with respect to this Agreement or the other Transaction Documents or the Contemplated Transactions; (b) with respect to the Seller, any change, effect, event or occurrence resulting in a material adverse effect on (i) the business, financial condition or results of operations of the Seller, taken as a whole, or (ii) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis and perform its obligations hereunder; and (c) with respect to the Buyer, any change, effect, event or occurrence resulting in a material adverse effect on (i) the business, financial condition or results of operations of the Buyer, taken as a whole or (ii) the ability of the Buyer to consummate the transactions contemplated hereby on a timely basis and perform its obligations hereunder.

“Material Contracts” has the meaning set forth in Section 5.12 hereof.

“Maximum Indemnification Amount” has the meaning set forth in Section 9.3(a) hereof.

“MIC P&C” means MIC Property and Casualty Insurance Company, a Michigan domiciled property and casualty insurance company.

“Motors” means Motors Insurance Corporation, a Michigan domiciled property and casualty insurance company.

“Names” has the meaning set forth in Section 7.2 hereof.

“Ordinary Course of Business” means the ordinary course of business of a Person consistent with past customs and practice. As applied to the Company, “Ordinary Course of Business” means the ordinary course of business of the Company and GMAC Re Corp., consistent with past customs and practices of the Company and GMAC Re Corp.

“Other Taxes” has the meaning set forth in Section 8.5 hereof.

“Outside Accountants” has the meaning set forth in Section 2.4(c)(ii) hereof.

“Permitted Liens” means all imperfections of title or Liens (a) that are reflected or reserved against or disclosed on the books of the Company, (b) that arise out of Taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (c) of carriers, warehousemen, mechanics, materialmen and other similar Persons or otherwise imposed by law incurred in the Ordinary Course of Business for sums not yet delinquent or being contested in good faith, or (d) that relate to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, trust, joint venture, labor union, estate, unincorporated organization, private agency or other entity.

“Post-Closing Tax Period” means any Tax period (or portion thereof) ending after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Preliminary Closing Balance Sheet” has the meaning set forth in Section 2.4(a) hereof.

“Preliminary Purchase Price Calculation” has the meaning set forth in Section 2.4(a) hereof.

“Purchase Price” has the meaning set forth in Section 2.2 hereof.

“Regulation S-X” means Securities Exchange Commission Regulation S-X.

“Reinsurance Agreement” means that Portfolio Transfer and Quota Share Reinsurance Agreement of even date herewith by and between Maiden and Motors.

“Reinsurance Business” has the meaning ascribed to it in the Fronting Agreement.

“Related Person” has the meaning set forth in Section 7.13(a)(iii) hereof.

“Release and Indemnification Agreement” means that certain Release and Indemnification Agreement of even date herewith by and among Motors, the Seller, the Company and the Buyer.

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, Affiliates, agents and representatives (including any investment banker, financial advisor, accountant, actuary, appraiser, analyst, consultant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

“Rights Offering” has the meaning set forth in Section 6.7 hereof.

“Risk Period” has the meaning set forth in Section 7.12(c) hereof.

“Securities Act” has the meaning set forth in Section 6.6 hereof.

“Seller” has the meaning set forth in the preface above.

“Seller Confidential Information” has the meaning set forth in Section 7.13(a) hereof.

“Seller Parties” has the meaning set forth in Section 10.8(c) hereof.

“Seller Plans” has the meaning set forth in Section 5.19 hereof.

“SRS Business” has the meaning ascribed to it in the Fronting Agreement.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other entity in which such Person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests, or (b) has the right to designate a majority of its board of directors or similar governing body or to direct the management of such corporation, limited liability company, partnership, joint venture or other entity.

“Taxes” means (a) all taxes (whether U.S. federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, premium or property taxes, together with any interest, penalties or additions to tax imposed with respect thereto, (b) any obligations under any agreements or arrangements with respect to any Taxes described in clause (a), and (c) any transferee or secondary liability or joint or several liability in respect of any amounts described in clause (a) imposed by law or as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Taxing Authority” means any federal, state, local or foreign governmental authority, quasi-governmental authority, instrumentality or political or other subdivision, department or branch of any of the foregoing, with the legal authority to impose, assess or collect Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any amendment thereof, schedule or attachment thereto, required to be filed with any Taxing Authority.

“Threshold” has the meaning set forth in Section 9.3(a) hereof.

“Trademark License Agreement” means that certain GMAC Re LLC Trademark License Agreement of even date herewith between General Motors Corporation and the Company.

“Transaction Documents” means this Agreement, the Fronting Agreement, the Reinsurance Agreement, the Transition Services Agreement, the Insurer SPAs, the Administration Agreement, the Integon Reinsurance Agreement, the Release and Indemnification Agreement, the Trust Agreement, the Trademark License Agreement, and the other agreements, instruments or other documents contemplated hereby and thereby.

“Transition Services Agreement” means that certain Transition Services Agreement of even date herewith by and between Motors and the Company.

“Trust Agreement” means that certain Trust Agreement of even date herewith by and among Maiden, Motors and JPMorgan Chase Bank, N.A.

“Unresolved Changes” has the meaning set forth in Section 2.4(c)(ii) hereof.

“WARN” has the meaning set forth in Section 5.18(k) hereof.

ARTICLE II

PURCHASE AND SALE OF INTERESTS

Section 2.1 Purchase and Sale of Interests. Upon the terms and subject to the conditions of this Agreement, the Buyer shall purchase, acquire and accept from the Seller, and the Seller shall sell, convey, transfer, assign and deliver to the Buyer, the Interests, free and clear of all Liens, for the consideration specified herein.

Section 2.2 Purchase Price.

(a) The total purchase price (as adjusted as provided herein, the “Purchase Price”) payable at Closing to the Seller by the Buyer for all of the Interests shall be One Hundred Million Dollars ($100,000,000.00).

(b) In accordance with Sections 2.4 and 2.5, the Purchase Price shall be adjusted “dollar for dollar” in an amount equal to the Company Closing Tangible Assets less the Company Closing Liabilities less One Million Dollars ($1,000,000.00).   Such amount, if a positive number, shall increase the Purchase Price and, if a negative number, shall reduce the Purchase Price.

Section 2.3 Cash Payment at Closing. At the Closing, the Buyer shall pay to the Seller an aggregate amount (the “Cash Payment”) equal to One Hundred Million Dollars ($100,000,000.00).

Section 2.4 Final Closing Balance Sheet.

(a) Not later than sixty (60) days after the Closing Date, the Buyer shall cause the balance sheet of the Company to be prepared as of the Closing Date in accordance with GAAP and using the same accounting methods, policies, practices and procedures used in the preparation of the balance sheets included in the Financial Statements, and shall deliver such balance sheet to the Seller (the “Preliminary Closing Balance Sheet”), which balance sheet shall include the Buyer’s calculation (the “Preliminary Purchase Price Calculation”) of the Company Closing Tangible Assets of the Company as of the Closing Date, the adjustments to the Purchase Price, if any, pursuant to Section 2.2(b) and the Purchase Price giving effect to such adjustments.

(b) If, within thirty (30) days following its receipt of the Preliminary Closing Balance Sheet and the Preliminary Purchase Price Calculation, the Seller does not dispute the Preliminary Closing Balance Sheet or the Preliminary Purchase Price Calculation, the Preliminary Closing Balance Sheet shall be deemed to be the balance sheet of the Company as of the Closing Date (the “Final Closing Balance Sheet”) and the Purchase Price set forth in the Preliminary Purchase Price Calculation shall be final.

(c) In the event the Seller has any dispute with regard to the Preliminary Closing Balance Sheet or the Preliminary Purchase Price Calculation, such dispute shall be resolved in the following manner. The Seller shall notify the Buyer in writing of such dispute within thirty (30) days after the Seller’s receipt of the Preliminary Closing Balance Sheet, which notice shall specify in reasonable detail the nature of the dispute.

(i)	During the thirty (30) day period following the Buyer’s receipt of such notice, the Buyer and the Seller shall attempt to resolve such dispute and to determine the final calculation of Purchase Price.

(ii)
If, at the end of the thirty (30) day period specified in subsection (c)(i) above, the Buyer and the Seller shall have failed to reach a written agreement with respect to all or a portion of such dispute (those items that remain in dispute at the end of such period are the “Unresolved Changes”), the matter shall be referred to an accounting firm jointly selected by the Seller’s accountants and the Buyer’s accountants (the “Outside Accountants”) for review and resolution of any and all matters (but only such matters) which remain in dispute. The Buyer and the Seller shall instruct their respective accountants to select the Outside Accountants in good faith within ten (10) days. If either the Buyer’s or the Seller’s accountants shall not be willing to select the Outside Accountants within such ten (10) day period, the other accountant shall select the Outside Accountants. If the Buyer’s or the Seller’s accountants cannot agree upon the Outside Accountants within such ten (10) day period, within an additional five (5) days, they shall each designate an Outside Accountant who has not performed work in the last two years for either the Seller or the Buyer and the Outside Accountants shall be selected by lot from those two accounting firms. If only one of the Seller’s and the Buyer’s accountants shall so designate a name of an accounting firm for selection by lot, such accounting firm so designated shall be the Outside Accountants.

(iii)
Each party hereto agrees to execute, if requested by the Outside Accountants, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Outside Accountants shall be borne pro rata by the Seller and the Buyer in inverse proportion to the allocation of the dollar amount of the Unresolved Changes, in the aggregate, between the Buyer and the Seller made by the Outside Accountants such that the party with whom the Outside Accountants agree more closely pays a lesser proportion of the fees and expenses. The Outside Accountants shall act as an arbitrator to determine, based solely on the provisions of this Agreement and the presentations by the Seller and the Buyer, or Representatives thereof, and not by independent review, only the resolution of the Unresolved Changes. The Outside Accountants’ resolution of the Unresolved Changes, which for each of the Unresolved Changes shall be within the range of values of the amount claimed by either party as to any of the Unresolved Changes, shall be made within thirty (30) days of the submission of the Unresolved Changes to the Outside Accountants, shall be set forth in a written statement delivered to the Seller and the Buyer and shall be deemed to be mutually agreed upon by the Buyer and the Seller for all purposes of this Agreement. Any changes to the Preliminary Closing Balance Sheet resulting from such resolution of the Unresolved Changes shall be made, and such Preliminary Closing Balance Sheet, as so changed shall be the Final Closing Balance Sheet and the calculation of Purchase Price therefrom shall be final and binding for all purposes hereunder.

(d) At all times prior to the final determination of the Final Closing Balance Sheet and the Purchase Price, the Buyer shall, and shall cause the Company to cooperate fully with the Seller and the Seller’s authorized Representatives, including providing, on a timely basis, all information necessary or useful in reviewing the Preliminary Closing Balance Sheet, and require Company Employees who become employees of the Buyer to assist the Seller and the Seller’s authorized representatives in the review of the Preliminary Closing Balance Sheet.

Section 2.5 Adjustment to Purchase Price. If, pursuant to the Final Closing Balance Sheet, the Cash Payment is greater than the Purchase Price, the Seller shall pay to the Buyer, as an adjustment to the Purchase Price, in a manner and with interest as provided in Section 2.6, the amount of such excess. If, pursuant to the Final Closing Balance Sheet, the Cash Payment is less than the Purchase Price, the Buyer shall pay to the Seller, as an adjustment to the Purchase Price, in a manner and with interest as provided in Section 2.6, the amount of such difference.

Section 2.6 Payment and Interest.

(a) Any payments pursuant to Section 2.5 and Section 2.6(b) shall be made within five (5) Business Days after the Purchase Price, as applicable, has been finally determined, by wire transfer to the Buyer of immediately available funds by Seller to a designated account of the Buyer.

(b) The amount of any payment pursuant to Section 2.5 shall bear interest from and including the Closing Date but excluding the date of payment at a rate per annum equal for each day during such period at the prime rate of interest announced publicly by Citibank N.A. in New York, New York from time to time as its prime rate.

Section 2.7 Purchase Price Allocation. The Buyer and the Seller agree that the purchase of the Interests shall be treated as an asset purchase for federal income Tax purposes and for Tax purposes of any other jurisdiction when Applicable Law so provides. Not later than sixty (60) days following the Closing Date, the Buyer shall prepare or cause to be prepared and shall provide to the Seller a statement (the “Allocation Statement”) allocating among the Assets of the Company the Purchase Price (including, without limitation, all Liabilities of the Company assumed by Buyer hereunder) for the Assets of the Company as set forth in this Agreement. Such statement shall be prepared in accordance with the provisions of Section 1060 of the Code and Treasury Regulations thereunder. Within ten (10) days after the receipt of such Allocation Statement, the Seller will propose to the Buyer in writing any reasonable changes to such Allocation Statement together with reasonable documentation supporting such changes (and in the event that no such changes are proposed in writing to the Buyer within such time period, the Seller will be deemed to have agreed to, and accepted, the Allocation Statement). The Buyer and the Seller will attempt in good faith to resolve any differences with respect to the Allocation Statement, in accordance with requirements of Section 1060 of the Code, within fifteen (15) days after the Buyer’s receipt of a timely written notice of objection from the Seller. If the Buyer and the Seller are unable to resolve such differences within such time period, the Outside Accountants will be selected in the manner provided in Section 2.4(c)(ii) hereof and any remaining disputed matters will be submitted to the Outside Accountants for resolution, in accordance with the requirements of Section 1060 of the Code. Promptly, but not later than fifteen (15) days after such matters are submitted to it for resolution hereunder, the Outside Accountants will determine those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of the Purchase Price (together with any Liabilities of the Company assumed by the Buyer), which report shall be conclusive and binding upon the parties. The fees and expenses of the Outside Accountants in respect of such report shall be paid one-half by the Buyer and one-half by the Seller. The Buyer and the Seller shall each file or cause to be filed IRS Form 8594 for its taxable year that includes the Closing Date in a manner consistent with the allocation set forth on the Allocation Statement as so finalized, and (except as set forth below relating to a revised Allocation Statement) shall not take any position on any Tax Return or in the course of any Tax audit, review, or litigation inconsistent with the allocation provided in the Allocation Statement. In the event that any adjustment is required to be made to the Allocation Statement as a result of the payment of any additional purchase price for the Assets of the Company or otherwise, the Buyer shall prepare or cause to be prepared, and shall provide to the Seller, a revised Allocation Statement reflecting such adjustment. Such revised Allocation Statement shall be subject to review and resolution of timely raised disputes in the same manner as the initial Allocation Statement. Each of the Buyer and the Seller shall file or cause to be filed a revised IRS Form 8594 reflecting such adjustment as so finalized for its taxable year that includes the event or events giving rise to such adjustment, and (except as required by future revised Allocation Statements) shall not take any position on any Tax Return or in the course of any Tax audit, review, or litigation inconsistent with the allocation provided in the revised Allocation Statement.

ARTICLE III

THE CLOSING

Section 3.1 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place upon the execution and delivery of this Agreement or at such other date as the parties shall mutually agree (the “Closing Date”) at the offices of Edwards Angell Palmer & Dodge LLP, 750 Lexington Avenue, New York, New York 10022-1200. All the Contemplated Transactions (other than the Integon Reinsurance Agreement, the FRR Agreement and the closings of the acquisitions of Integon and GMAC Direct contemplated by the Insurer SPAs) shall be deemed to be consummated as of 12:01 a.m. Eastern Time on the Closing Date, including the transactions contemplated by the Fronting Agreement and the Reinsurance Agreement and all actions taken at Closing shall be deemed to have occurred simultaneously and shall be deemed effective as of the dates and times specified in this Agreement unless another date or time is specified in another Transaction Document with respect to a particular aspect of the Contemplated Transactions.

Section 3.2 Deliveries at Closing.

(a) At the Closing, the Seller shall deliver to the Buyer:

(i)	Assignment of the Membership Interests to the Buyer in the form of Schedule 3.2(a)(i) attached hereto and any certificates evidencing the Interests;

(ii)
All of the Company’s books and records, including, without limitation, all minute books and other limited liability Company records, employment records, financial and accounting records and other files of the Company not located in the Company’s offices on Closing;

(iii)
Company officer certificate in a form and substance reasonably satisfactory to the Buyer attaching copies of resolutions duly adopted by the member of the Seller authorizing the execution and performance of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby;

(iv)
A certificate complying with the Code and the Treasury Regulations, in form and substance reasonably satisfactory to the Buyer and executed under penalties of perjury, certifying that the Seller is not a “foreign person” as defined in Section 1445 of the Code;

(v)	Certificates of good standing of the Company and the Seller certified by the Delaware Secretary of State;

(vi)	The written consents of the parties identified on Section 5.3 of the Seller’s Disclosure Schedule;

(vii)	The General Assignment Agreements of the parties identified on Section 5.5(d) of the Seller’s Disclosure Schedule;

(viii)	The GMAC Direct SPA, duly executed by Motors;

(ix)	The Integon SPA, duly executed by GMAC Insurance Management Corp.;

(x)	The Reinsurance Agreement, duly executed by Motors;

(xi)	The Fronting Agreement, duly executed by Integon, Integon Preferred, Integon National, MIC P&C and Motors;

(xii)	The Administration Agreement duly executed by Integon, Integon Preferred, Integon National, MIC P&C and Motors;

(xiii)	The Trust Agreement, duly executed by Motors;

(xiv)	The Trademark Services Agreement, duly executed by General Motors Corporation and GMAC LLC;

(xv)	The Transition Services Agreement, duly executed by Motors;

(xvi)	The Release and Indemnification Agreement duly executed by the Seller and Motors; and

(xvii)	Evidence that all agreements between the Company and any Affiliate, other than Affiliate agreements contemplated under this Agreement, have been terminated.

(b)	At the Closing, the Buyer shall deliver to the Seller:

(i)	The Purchase Price by wire transfer of immediately available funds to such account as has been designated by the Seller to the Buyer;

(ii)	An original executed Certificate of Amendment of the Company’s Certificate of Formation to be filed with the Delaware Secretary of State to change the Company’s name as required by Section 7.2;

(iii)	The GMAC Direct SPA, duly executed by the Buyer;

(iv)	The Integon SPA, duly executed by the Buyer;

(v)	The Reinsurance Agreement, duly executed by Maiden;

(vi)	The Fronting Agreement, duly executed by the Buyer;

(vii)	The Administration Agreement duly executed by the Company, the Buyer and Maiden;

(viii)	The Trust Agreement, duly executed by Maiden and JPMorgan Chase Bank, N.A.;

(ix)	The Trademark License Agreement, duly executed by the Company;

(x)	The Transition Services Agreement, duly executed by the Company; and

(xi)	The Release and Indemnification Agreement duly executed by the Buyer and the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

The Seller hereby represents and warrants, as of the date hereof and as of the Closing Date, to the Buyer as follows:

Section 4.1 Organization. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

Section 4.2 Authorization of Transaction. The Seller has the necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which the Seller is a party, the performance by the Seller of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company action on the part of the Seller. No other limited liability company action or proceeding on the part of the Seller is necessary to authorize this Agreement or the Transaction Documents, or other documents and instruments to be executed and delivered by the Seller to consummate the Contemplated Transactions. This Agreement and each of the other Transaction Documents and instruments to be executed and delivered by the Seller to consummate the Contemplated Transactions will constitute valid and binding agreements of the Seller, enforceable against it in accordance with their respective terms, subject to the effect of receivership, conservatorship and subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3 Noncontravention. The execution and the delivery of this Agreement, the Transaction Documents to which the Seller is a party and the consummation of the Contemplated Transactions will not directly or indirectly (with or without notice, lapse of time or both) (a) violate any injunction, judgment, order, decree, ruling or other restriction of any Governmental Entity to which the Seller is subject, (b) violate any provision of the certificate of formation or limited liability company operating agreement of the Seller or (c) conflict with, result in a breach of, constitute a default under, or result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound, except where any such violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice or obtain consent would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Seller.

Section 4.4 Consents. Except as set forth in Section 4.4 of the Seller’s Disclosure Schedule, in connection with the consummation of the sale of the Interests by the Seller to the Buyer, no registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers are required to be made, filed, given or obtained by the Seller, to or from any Governmental Entity, except for those that the failure to make, file, give or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Seller or the Company.

Section 4.5 Brokers’ Fees. Neither the Seller nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions for which the Buyer, or the Company, could become liable or obligated.

Section 4.6 The Interests. The Seller holds of record directly and owns beneficially 100% of the outstanding ownership interests in the Company (the “Interests”), free and clear of all Liens. Upon the delivery of and payment for the Interests as provided for in this Agreement, the Buyer will acquire good and valid title to the Interests, free and clear of any Liens. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require the Seller to sell, transfer, or otherwise dispose of any portion of the Interests. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Interests.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Seller hereby represents and warrants, as of the date hereof and as of the Closing Date, to the Buyer as follows:

Section 5.1 Organization, Qualification, and Corporate Power. The Company is duly organized, validly existing, and in good standing under the laws of Delaware. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such authorization, qualification or good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has the necessary limited liability company power and authority to carry on the businesses in which it is currently engaged and to own and use the properties currently owned and used by it in the conduct of its respective businesses.

Section 5.2 Capitalization and Subsidiaries.

(a) Section 5.2(a) of the Seller’s Disclosure Schedule lists the Company’s date of formation, the number and type of its outstanding ownership interests, and the current ownership of such ownership interests and each of the states where it is qualified to do business as of the date of this Agreement.

(b) There are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the ownership interests in the Company or obligating the Seller or the Company to issue or sell any interest in the Company.

(c) The Company does not own or have any agreement to acquire, directly or indirectly, any equity or beneficial interest in any Person.

(d) Except as set forth in Section 5.2(d) of the Seller’s Disclosure Schedule, the Company does not have any Subsidiaries.

Section 5.3 Noncontravention with respect to the Company. Except as set forth in Section 5.3 of the Seller’s Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice, lapse of time or both) (a) violate any injunction, judgment, order, decree, ruling, or other restriction of any Governmental Entity to which the Company is subject or any provision of the organizational documents of the Company or (b) conflict with, result in a breach of, constitute a default under, or result in the acceleration of, create in any party the right to accelerate, terminate, modify or terminate, cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Company or GMAC Re Corp. is a party or by which either of them is bound, or (c) result in the imposition of any Lien against any of the Assets of the Company or GMAC Re Corp. (other than a Permitted Lien), except where any such violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice or obtain consent would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 5.4 Consents. Except as set forth in Section 5.4 of the Seller’s Disclosure Schedule, in connection with the consummation of the sale of the Interests by the Seller to the Buyer, no registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers are required to be made, filed, given or obtained by the Company or GMAC Re Corp., to or from any Governmental Entity, except for those that the failure to make, file, give or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 5.5 Title and Related Matters.

(a) With the exception of properties disposed of in the Ordinary Course of Business since June 30, 2008 or otherwise transferred in accordance with the terms of this Agreement, the Company has good title to, or holds by valid and existing lease or license, free and clear of all Liens other than Permitted Liens, each item of real and personal property reflected on the Financial Statements and to each item of real and personal property acquired by the Company since June 30, 2008. The Company, and GMAC Re Corp., do not own and have never owned any real property.

(b) Section 5.5(b) of Seller’s Disclosure Schedule sets forth a list of all leases (including subleases) of real property to which the Company is a party (the “Leases”). The Company holds a valid leasehold estate, free and clear of all Liens, except Permitted Liens, to each Lease to which it is a party. The Leases are in full force and effect in all material respects and, as of the date hereof, the Company has not received a written notice of default or termination with respect to any of the Leases. Except as set forth in Section 5.5(b) of the Seller’s Disclosure Schedule, there has not occurred any event nor has the Seller received any written notice of any default or event that with notice or lapse of time, or both, would constitute a material breach by the Company of, or material default by the Company in, the performance of any covenant, agreement or condition contained in any Lease, and to the Seller’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any covenant, agreement or condition contained in such Lease. The Company has paid all rents and other charges to the extent due under the Leases. Premises owned by the Seller or one of its Affiliates that the Company may not occupy post-Closing are identified on Section 5.5(b) of Seller’s Disclosure Schedule.

(c) With respect to material leased personal property used by the Company in its business, the Company is not in default in any material respect under the terms of any such lease.

(d) Section 5.5(d) of the Seller’s Disclosure Schedule lists all material properties, assets, contracts, agreements, licenses or instruments used by the Company in the conduct of its business that are owned or leased by an Affiliate of the Company, including, but not limited to GMAC Re Corp., or to which an Affiliate of the Company, including, but not limited to GMAC Re Corp., is a named party. Except as set forth on Section 5.5(d) of the Seller’s Disclosure Schedule, the Assets of the Company, including the Leases and personal property leased by the Company as set forth on Section 5.5(b) of the Seller’s Disclosure Schedule, constitute the material properties, rights and assets necessary and sufficient for the continued conduct of the businesses of the Company after the Closing in the same manner as currently being conducted.

Section 5.6 Insurance. As of the date hereof, the Company is covered by (a) valid and effective insurance policies issued in favor of the Seller, an Affiliate of the Seller and/or the Company or (b) self insured plans that, in the judgment of the Seller, are customary for a company of similar size in the industry and locale in which the Company operates. Section 5.6 of the Seller’s Disclosure Schedule sets forth a complete and accurate list of all insurance policies covering the business and operations of the Company issued in favor of an Affiliate of the Seller, the Seller and/or the Company (the “Company Policies”), specifying the type of coverage, the amount of coverage, the insurer, the policyholder, each loss-sharing arrangement, and all self insured plans covering the business and operations of the Company. Neither the Seller, the Company nor any Affiliate of the Seller (a) is in material default with respect to the Company Policies, (b) has received any written notice of a cancellation with respect to any of the Company Policies or (c) has been refused any insurance coverage sought or applied for with respect to the Company or its business. All premiums due and payable on any of the Company Policies or renewals thereof have been paid or will be paid timely through the Closing Date.

Section 5.7 Financial Statements.

(a) Set forth in Section 5.7(a) of the Seller’s Disclosure Schedule are true and complete copies of the unaudited balance sheet of the Company as of June 30, 2008 and the related unaudited statement of income for the year 2008 through June 30, 2008 (collectively, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial position and results of operations of the Company for the period or as of the date set forth therein, in each case, and the Financial Statements were prepared in accordance with GAAP.

(b) Section 5.7(b) of the Seller’s Disclosure Schedule sets forth with respect to the business written by each Insurer Party the combined premiums written, expenses, claims made and paid, loss ratios and combined ratios for the 2005 through 2007 calendar years and for the six months ending June 30, 2008. Such loss and combined ratios were determined based on statutory accounting principles consistently applied throughout the applicable periods and actuarial methods and assumptions made in good faith based upon information available at the time. The information provided to the Buyer and its Representatives with respect to such loss and combined ratios (the “Actuarial Materials”) was, to the Knowledge of the Seller complete and accurate in all material respects. To the Knowledge of the Seller, there has been no material adverse change in such loss and combined ratios of the Insurer Parties for the calendar years ending December 31, 2005 through 2007 or the six months ending June 30, 2008, since the date of the Actuarial Materials through the Closing Date.

Section 5.8 Absence of Undisclosed Liabilities. Except as set forth on Section 5.8 of the Seller’s Disclosure Schedule or otherwise incurred in the Ordinary Course of Business since June 30, 2008, to the Seller’s Knowledge, the Company does not have any Liabilities that, individually or in the aggregate, have or would be reasonably expected to have a Material Adverse Effect on the Company, that have not been disclosed in the Financial Statements or in the Seller’s Disclosure Schedule.

Section 5.9 Events Subsequent to June 30, 2008.

(a) Since June 30, 2008, there has not occurred a Material Adverse Effect on the Company nor has there been any sale, assignment or transfer of any of the material Assets of the Company other than sales, assignments or transfers of assets in the Ordinary Course of Business. Except with respect to activities undertaken in connection with the transactions contemplated by this Agreement, since June 30, 2008, the Company has carried on its business in all material respects in the Ordinary Course of Business. Since June 30, 2008, the Company has not suffered any material loss, damage, destruction or other casualty to any of the material Assets of the Company that were not replaced or covered by insurance.

(b) Without limiting the foregoing, except as set forth on Section 5.9(b) of the Seller’s Disclosure Schedule, none of the Company, the Seller or any Person acting on behalf of the Company or the Seller has taken any of the following actions since June 30, 2008:

(i)	sold (or granted any warrants, options or other rights to purchase) any of the Interests, or otherwise issued any other interests in the Company;

(ii)	acquired any assets or property of the Company for a cost in excess of One Hundred Thousand Dollars ($100,000), individually or in the aggregate;

(iii)	created, incurred or assumed any indebtedness relating to or affecting the Company other than accounts payable incurred in the Ordinary Course of Business;

(iv)	made any loans, advances or capital contributions to or investments in any Person relating to or affecting the Company;

(v)	materially changed billing, payment or credit practices of the Company with any insurer, reinsurer, producer, agent, broker or intermediary or changed the timing of rendering invoices;

(vi)
entered into any material Lease or contract, or terminated, modified or changed in any material respect any contract, to which the Company is a party or by which it is bound other than in the Ordinary Course of Business;

(vii)
entered into any employment, independent contractor, severance, termination or other compensation agreement with any employee or consultant of the Company other than in the Ordinary Course of Business;

(viii)
increased the rate or terms of compensation of, or entered into any new, or extended the term of any existing, bonus or incentive agreement or arrangement with, any employee or consultant of the Company other than in the Ordinary Course of Business;

(ix)	adopted any new Employee Plan of the Company or amendment to increase the compensation or benefits payable under any of the Employee Plans of the Company;

(x)
induced any employee or consultant of the Company to leave his or her employment or terminate his or her engagement in order to accept employment or an engagement with the Seller or any of its Affiliates, or acted to otherwise adversely affect the relations of the Company with any employee or consultant to the detriment of the Company;

(xi)
entered into any material transaction, agreement, contract or understanding relating to or affecting the Company with an Affiliate or, except as contemplated by the terms of this Agreement or the Transaction Documents, altered the terms of any material transaction, agreement, contract or understanding with any Affiliate;

(xii)	suffered any material breach or waived any rights of the Company or arising under or in connection with any material Assets of the Company other than in the Ordinary Course of Business;

(xiii)	entered into any merger, consolidation, recapitalization or other business combination or reorganization relating to or affecting the Company;

(xiv)	changed any of the Company’s methods of accounting or accounting systems, policies or practices;

(xv)
without limiting the foregoing, entered into any material transaction (except as expressly contemplated by this Agreement) affecting any of the Assets of the Company or the operations, prospects or financial condition of the Company other than in the Ordinary Course of Business; or

(xvi)	entered into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the foregoing.

Section 5.10 Legal Compliance.

(a) Since January 1, 2003, the Company and GMAC Re Corp. have complied with all Applicable Laws, except where noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b) Except as set forth on Section 5.10 of the Seller’s Disclosure Schedule, since January 1, 2003, neither the Company nor GMAC Re Corp has received any written notice from any Governmental Entity, citizens group or other third party of any violation or alleged violation by the Company or GMAC Re Corp. of any Applicable Law or any material Intellectual Property Right of any Person. Except as set forth on Section 5.10 of the Seller’s Disclosure Schedule, to the Knowledge of the Seller, there is no investigation, audit, examination or inquiry relating to the Company or GMAC Re Corp or their business in progress or contemplated by any Governmental Entity.

(c) To the Seller’s Knowledge, since January 1, 2003, neither the Company nor GMAC Re Corp. has engaged in any corrupt business practices or price fixing, bid rigging or any other anticompetitive activity of any type.

(d) Since January 1, 2003, neither the Company, GMAC Re Corp., their managers or officers, nor to the Seller’s Knowledge, any employees or agents of the Company or GMAC Re Corp., has (i) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company or GMAC Re Corp. (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office (x) which could reasonably be expected to subject the Company, GMAC Re Corp., the Buyer or their business to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (y) the non-continuation of which has had or could reasonably be expected to have a Material Adverse Effect on the Company or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

Section 5.11 Intellectual Property.

(a) Except as set forth in Section 5.11(a) of the Seller’s Disclosure Schedule, the Company owns or possesses, or has valid, enforceable rights or licenses to use, the patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, Internet domain names (including any registrations, licenses or rights relating to any of the foregoing), computer software, trade secrets, inventions and know-how that are necessary to carry on its business as presently conducted (each, an “Intellectual Property Right”) free and clear of all Liens (other than Permitted Liens and restrictions provided in an agreement, license or other arrangement listed in Section 5.11(a) of the Seller’s Disclosure Schedule), except where the failure to so own or possess, or have licenses to use any Intellectual Property Right, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 5.11(a) of the Seller’s Disclosure Schedule, since January 1, 2003 neither the Company nor GMAC Re Corp. has received any written notice of any infringement of the rights of any third party with respect to any Intellectual Property Right that, if such infringement is determined to be unlawful, could reasonably be expected to have a Material Adverse Effect on the Company. The Seller has no Knowledge of any infringement by any Person of any Intellectual Property Right of the Company.

(b) All Intellectual Property Rights that have been licensed by or on behalf of the Company are being used substantially in accordance with the applicable license pursuant to which the Company has the right to use such Intellectual Property Rights, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect on the Company. Section 5.11(b) of the Seller’s Disclosure Schedule lists each agreement, license or other arrangement to use relating to any licensed Intellectual Property Right, which if not licensed or available for use by the Company, could reasonably be expected to have a Material Adverse Effect on the Company or under which a one-time or periodic license fee of more than $50,000 was or shall be payable in the applicable licensing period.

(c) Section 5.11(c)(i) of the Seller’s Disclosure Schedule contains a complete and accurate list of (A) registered and applied for patents, trademarks, service marks, copyrights, or domain names owned or licensed by the Company, in each case specifying the jurisdiction in which the applicable registration has been obtained or pending application has been filed, and, where applicable, the registration or application number therefor and (B) material common law trademarks and service marks owned by the Company and other Intellectual Property Rights owned or licensed by the Company. Except as set forth in Section 5.11(c)(ii) of the Seller’s Disclosure Schedule, as of the date hereof, there are no claims pending or, to the Knowledge of Seller, threatened, challenging the ownership, validity or enforceability of any Intellectual Property Right owned by the Company, except, in each case, for such claims that, if adversely determined, could not reasonably be expected to have a Material Adverse Effect on the Company.

(d) To Seller’s Knowledge, since January 1, 2003, neither the Company nor GMAC Re Corp. has suffered a material security breach with respect to its data or systems requiring notification to employees in connection with such employees’ confidential information or to customers, except, in each case, for such security breaches that have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

Except as set forth in Section 5.11(d) of the Seller’s Disclosure Schedule, since January 1, 2003, neither the Company nor GMAC Re Corp. has received any written notice of an infringement of any Intellectual Property Right of any Person that, if such infringement is determined to be unlawful, could reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of Seller, no use by the Company of any Intellectual Property Right owned by the Company (A) infringes any Intellectual Property Right of any Person, except to the extent that such infringement, if determined to be unlawful, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company or (B) requires any payment for the use of such Intellectual Property Right of any Person (except for the payment of licensing or maintenance fees).

Section 5.12 Contracts. The Seller has made available true and complete copies of each of the following types of contracts of the Company (collectively, the “Material Contracts”):

(a) contracts and agreements between the Company and the Seller or any Affiliate pursuant to which (i) the Seller or an Affiliate provides assets, services or facilities to the Company, or (ii) the Company provides assets, services or facilities to the Seller or an Affiliate;

(b) contracts and agreements, with any present or former officer, director, trustee or employee of the Company (including employment agreements and agreements evidencing loans or advances to any such Person or any Affiliate of such Person);

(c) contracts and agreements containing any provision or covenant limiting the ability of the Company to engage in any line of business, the manner in which business is to be conducted, to compete with any Person or to do business with any Person or in any location or geographic area;

(d) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or the extension of credit to or by the Company or the direct or indirect guarantee by the Company of any obligation of any Person for borrowed money or other financial obligation of any Person or any other liability of the Company in respect of indebtedness for borrowed money or other financial obligations of any Person, in any case in excess of $100,000;

(e) the Leases and any other leases, subleases or licenses of real property used in the conduct of the business of the Company and all other leases, subleases, licenses or rental or use contracts providing for annual rental payments in any case in excess of $100,000 (whether the Company is lessor, lessee, licensor or licensee);

(f) agency, subagency, producer, broker, selling, marketing or similar agreements;

(g) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements relating to the acquisition, lease or disposition of material assets or properties used in conducting the business of the Company or any membership interests or other equity interest of the Company, under which the Company has any executory indemnification or other continuing obligations;

(h) any contract providing for indemnification or any special purpose vehicle or other financing entity, including off-balance sheet entities;

(i) any contract providing for future payments that are conditioned on, or that cause an event of default as a result of, a change of control of the Company or any similar event;

(j) any agreement to which the Company is a party granting or obtaining any right to use or practice any rights under any material Intellectual Property Right (other than licenses for off-the-shelf commercially available software), all material information technology service agreements, material service agreements that involve Intellectual Property Rights and all material outsourcing agreements; provided, that for purposes hereof any such agreement shall be a Material Contract if annual fees due thereunder exceed $100,000; and

(k) other material contracts not listed above.

All of the Material Contracts are listed in Section 5.12 of the Seller’s Disclosure Schedule. Except as has not had and could not reasonably be expected to have a Material Adverse Effect on the Company, each Material Contract is the legal, valid and binding obligation of the Company and, to the Knowledge of the Seller, of each other party thereto, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights generally, and to general equitable principles (regardless of whether considered in a proceeding of law or in equity). Except as has not had and could not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor, to the Knowledge of the Seller, any other party thereto is in violation or default of any term of any such Material Contract and, to the Knowledge of the Seller, no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a violation or default of any Material Contract by the Company or any other party thereto or permit the termination, modification, cancellation or acceleration of performance of the obligations of the Company or any other party to the Material Contract.

Section 5.13 Litigation. Section 5.13 of the Seller’s Disclosure Schedule sets forth all Actions pending or, to the Seller’s Knowledge, threatened against the Company or GMAC Re Corp., none of which (a) if adversely determined would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (b) enjoins or seeks to enjoin any significant activity of the Company. As of the date hereof, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against the Company. There is no actual or, to the Seller’s Knowledge, threatened Action which presents a claim to restrain, condition or prohibit the transactions contemplated herein.

Section 5.14 Licenses, Permits, and Exemptions. Except as set forth on Section 5.14 the Seller’s Disclosure Schedule, since January 1, 2003, the Company, GMAC Re Corp. and their employees have held and currently hold all licenses, registrations or permits (or exemptions therefrom) necessary to conduct the business and operations of the Company and GMAC Re Corp., the failure to hold which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 5.14 of the Seller’s Disclosure Schedule sets forth all licenses, registrations or permits held by the Company, GMAC Re Corp. and their employees and reflects all exemptions from license, registration or permit requirements. Each such license, registration and permit is in full force and effect. Upon Closing, the Company and its employees will hold all licenses, registrations and permits necessary to conduct the business and operations of the Company, the failure to hold which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 5.15 Affiliate Transactions. Except as set forth in Section 5.15 of the Seller’s Disclosure Schedule (a) none of the Seller or any of its Affiliates provides or causes to be provided to the Company any material assets, services or facilities and (b) the Company does not provide to the Seller or any of its Affiliates any material assets, services or facilities. All of the agreements listed in Section 5.15 of the Seller’s Disclosure Schedule have been terminated.

Section 5.16 Accounts Receivable. All accounts receivable of the Company that are reflected on the Financial Statements (i) are accurate and complete in all material respects, and (ii) represent or will represent valid obligations arising from services actually performed in the Ordinary Course of Business. None of such accounts receivable are subject to any counterclaim or set-off except for counterclaims or set-offs for which reserves have been established on the books of the Company or to the extent set forth on Section 5.16 of Seller’s Disclosure Schedule.

Section 5.17 Employees. The Seller has previously provided the following information in writing to the Buyer for each Company Employee:

(i)     job title;
(ii)    job band;
(iii)   annual base salary;
(iv)   incentives paid in 2007 and 2008;
(v)    date of hire;
(vi)   credited years of service;
(vii)  employment status (active or leave of absence); and
(viii) employment category (full-time or part-time);

which information is true, complete and accurate in all material respects as of the date hereof.

Section 5.18 Employee Relations. Except as set forth in Section 5.18 of the Seller’s Disclosure Schedule:

(a) The Company is in material compliance with all federal, state or other Applicable Laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours of employment;

(b) No legal claim in respect of application for employment, employment or termination of employment of any Person is pending before any Governmental Entity, or to Seller’s Knowledge is threatened, against the Company or GMAC Re Corp.;

(c) The Seller, the Company and GMAC Re Corp. have not, and are not, engaged in any unfair labor practice relating to or affecting the Company;

(d) No unfair labor practice complaint against the Company or GMAC Re Corp. is pending before the National Labor Relations Board;

(e) No labor strike, dispute, slowdown or stoppage is actually pending or, to Seller’s Knowledge, threatened against or involving the Company;

(f) Neither the Seller, the Company nor GMAC Re Corp. is a party to any collective bargaining agreement relating to or affecting the Company or GMAC Re Corp. and no collective bargaining agreement relating to or affecting the Company is currently being negotiated by any of them;

(g) None of the employees of the Company or GMAC Re Corp. is or has been represented by a labor union;

(h) No petition has been filed or Action instituted by any employee or group of employees of the Company or GMAC Re Corp. with any labor relations board seeking recognition of a bargaining representative;

(i) To Seller’s Knowledge, there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Company;

(j) There are no other controversies or disputes pending between the Company and employees of the Company or GMAC Re Corp., except for such other controversies and disputes with individual employees arising in the Ordinary Course of Business that have not had and would not reasonably be expected to have a Material Adverse Effect; and

(k) The Seller, the Company and GMAC Re Corp. have taken any and all actions necessary to comply with the Worker Adjustment and Retraining Notification Act (“WARN”), with respect to any event or occurrence affecting the Company or GMAC Re Corp. since the effective date of WARN.

Section 5.19 Employee Benefit Plans and Programs. All Employee Plans in which Company Employees are eligible to participate as of the date hereof are maintained and sponsored by an Affiliate of the Seller (“Seller Plans”). Except as set forth in Section 5.19 of Seller’s Disclosure Schedules, as of the Closing, the Company shall not have any Liabilities of any kind, whether known or unknown, fixed or contingent, disputed or undisputed, matured or unmatured, liquidated or unliquidated, or secured or unsecured, under any Employee Plan, including the Seller Plans, including, without limitation, any civil penalty assessed pursuant to Sections 406, 409 or 502 of ERISA or tax imposed pursuant to Section 4975, 4976 or 4980B of the Code, or any Liability under Title IV of ERISA.

Section 5.20  Employment Agreements. Except as set forth in Section 5.20 of the Seller’s Disclosure Schedule, neither the Company nor GMAC Re Corp. is a party to or bound by any employment agreement or producer agreement that causes an employee of the Company to be other than an “at will” employee.

Section 5.21 Company Relationships. Section 5.21 of Seller’s Disclosure Schedule sets forth a correct and complete list of (a) each insurance company, reinsurance company, agent, producer, intermediary and broker through which the Company or GMAC Re Corp. placed insurance or reinsurance during the period January 1, 2008 through the Closing Date and during the fiscal years ended December 31, 2007 and 2006 setting forth the name of each individual or entity and the total gross premiums written by each individual or entity during the applicable period and (b) each insurance company, reinsurance company, agent, producer, intermediary or broker that paid commissions to the Company in each such period, setting forth the name of each such company and the amount of the commissions paid to the Company. Except as otherwise set forth in Section 5.21 of Seller’s Disclosure Schedule, all accounts with all companies represented by the Company are current and there are no disagreements or unreconciled discrepancies as to the amounts owed by or to the Company.

Section 5.22 Renewal Rights. Neither any Affiliate of Seller (other than the Company) nor any Insurer Party has or will have any right to offer, quote and/or solicit the renewals of any of the In-Force Contracts or any Fronted Insurance Contract, including the right to solicit replacement insurance coverage upon expiration of the In-Force Contracts or Fronted Insurance Contracts with respect to the SRS Business or renew reinsurance upon expiration of Insurance Contracts with respect to the Reinsurance Business and all such rights, as possessed and in existence as between the Insurer Parties or any Affiliate of the Seller (other than the Company), on the one hand, and the Company, on the other hand, are held by the Company.

Section 5.23 Environmental Matters. The business of the Company and GMAC Re Corp. and the Assets of the Company and GMAC Re Corp. have at all times, and do presently, comply in all material respects with all Environmental Laws. With respect to the Assets of the Company and GMAC Re Corp. and the business of the Company and GMAC Re Corp., there are no judicial, administrative or other Actions pending or, to Seller’s Knowledge, threatened, alleging a violation of any Environmental Law.

Section 5.24 Disclosure. To Seller’s Knowledge, none of the representations and warranties contained in this Article V, or the Seller’s Disclosure Schedule contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

Section 5.25 Exclusion of Implied Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, THE SELLER EXCLUDES AND DISCLAIMS ANY AND ALL IMPLIED REPRESENTATIONS AND WARRANTIES.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer hereby represents and warrants, as of the date hereof and as of the Closing Date, to the Seller as follows:

Section 6.1 Organization. The Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 6.2 Authorization of Transaction. The Buyer has the necessary corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed by it hereunder, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. No other corporate action or proceeding on the part of the Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Buyer pursuant hereto or the consummation by the Buyer of the Contemplated Transactions. When fully executed and delivered, this Agreement and each of the other documents and instruments to be executed and delivered by the Buyer pursuant hereto will constitute valid and binding agreements of the Buyer, enforceable against it in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 6.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice, lapse of time or both) (a) violate any injunction, judgment, order, decree, ruling or other restriction of any Governmental Entity to which the Buyer is subject or any provision of the charter or bylaws of the Buyer or (b) conflict with, result in a breach of, constitute a default under, or result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound, except where any such violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give such notices would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

Section 6.4 Consents. Except as set forth in Section 6.4 of the Buyer Disclosure Schedule, in connection with the consummation of the purchase of the Interests by the Buyer from the Seller, no registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers are required to be made, filed, given or obtained by the Buyer or any of its Affiliates with, to or from any Person in connection with the consummation of the Contemplated Transactions except for those that the failure to make, file, give or obtain would not have a Material Adverse Effect on the Buyer.

Section 6.5 A.M. Best Rating. Maiden has an A.M. Best rating of no lower than A- with a stable outlook, after giving effect to the closing of the transaction contemplated by this Agreement in accordance with the terms hereof.

Section 6.6 Buyer Parent SEC Documents. As of their respective effective dates (in the case of Buyer Parent SEC Documents that are registration statements filed pursuant to the Securities Act of 1933 (as amended, the “Securities Act”)) and as of their respective filing dates (in the case of all other Buyer Parent SEC Documents), the Buyer Parent SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934 and the Securities Act, as the case may be, and the rules and regulations of the Securities Exchange Commission promulgated thereunder, applicable to such Buyer Parent SEC Documents, and none of the Buyer Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.7 Capital Commitment. Holdings has a commitment letter dated as of October 31, 2008 (the “Backstop Commitment”) from two of its stockholders (the “Backstop Investors”), a true and correct executed copy of which has been provided to the Seller, pursuant to which the Backstop Investors have agreed to purchase up to Two Hundred Sixty Million Dollars ($260,000,000.00) of equity or debt securities of Holdings, in the event that Holdings shall be unable to raise an aggregate of at least Two Hundred Sixty Million Dollars ($260,000,000.00) pursuant to the equity rights offering described in the Backstop Commitment (the “Rights Offering”) or there is a delay or failure of the Rights Offering that will lead to a downgrade of Maiden from A- with a stable outlook by A.M. Best.

Section 6.8 Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions for which the Seller could become liable or obligated.

Section 6.9 Disclosure. To Buyer’s Knowledge, none of the representations and warranties contained in this Article VI or the Buyer’s Disclosure Schedule contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

Section 6.10 Exclusion of Implied Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI, THE BUYER EXCLUDES AND DISCLAIMS ANY AND ALL IMPLIED REPRESENTATIONS AND WARRANTIES.

ARTICLE VII

POST-CLOSING COVENANTS

The parties agree as follows with respect to the period following the Closing:

Section 7.1 Notices and Consents. Each of the Seller and the Buyer agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Contemplated Transactions and to cooperate with the other in connection with the foregoing, including using its commercially reasonable efforts to effect all necessary registrations and filings, including, but not limited to submissions of information requested by Governmental Entities.

Section 7.2 Corporate Names. Subject to the rights granted under the Fronting Agreement, the Buyer acknowledges that, from and after the Closing Date, the Seller and its Affiliates shall have the absolute and exclusive proprietary right to all names, marks, trade names and trademarks (collectively, the “Names”) incorporating GMAC, by itself or in combination with any other Name, including, without limitation, the corporate design logo associated with GMAC LLC, GMAC Insurance or any of the Affiliates of GMAC LLC (other than that specifically of the Company to the extent it does not incorporate any Name), and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith nor shall the Buyer or any of its Affiliates (including the Company) have any right after the Closing to use, in any way, the Names except solely for transitional purposes as specifically set forth in the Transition Services Agreement. On the Closing Date, the Buyer will cause the Company to change its name such that it no longer incorporates any Name.

Section 7.3 General. Without limiting the provisions of Sections 9.1(b) and (d) and 9.3, following the Closing Date, if any further action is necessary to carry out the purposes of this Agreement, all of the parties hereto will take and will cause their Affiliates to take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under the provisions of this Agreement).

Section 7.4 Litigation Support. In the event and for so long as any party actively is contesting or defending against any Action, claim, or demand in connection with (a) any of the Contemplated Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under the provisions of this Agreement).

Section 7.5 Confidentiality. Each party hereto will hold, and will use commercially reasonable efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliates or Representatives), except with the prior written consent of the other party or unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement, the other Transaction Documents, or any of the Contemplated Transactions of Governmental Entities) or by other requirements of Applicable Law or stock exchange regulation, or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement, the other Transaction Documents, or any of the Contemplated Transactions, except to the extent that such documents or information can be shown to have been (a) previously known or available to (on a non-confidential basis) the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no violation of this provision by the receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation or duty to the party seeking to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to the Buyer’s use in the Ordinary Course of Business of documents and information relating exclusively to the rights granted under the Fronting Agreement.

Section 7.6 Seller’s Noncompetition.

(a) The Seller hereby covenants and agrees with the Buyer that from and after the Closing Date and through the fifth anniversary of the Closing Date, neither the Seller nor any Subsidiary of GMAC LLC shall, directly or indirectly: (a) engage in the Competing Business; (b) as a partner, member or stockholder (except as a holder, for investment purposes only, of not more than five percent (5%) of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market), equity holder, or joint venturer of any other Person, or, directly or beneficially, own, manage, operate, control, or participate in the ownership, management, operation or control of, or permit the use of its name by, a Person that is engaged in the Competing Business if such Person derives an amount greater than ten percent (10%) of its annual gross premiums from the Competing Business; or (c) solicit any policyholder of an Insurance Contract or Fronted Insurance Contract (both as defined in the Fronting Agreement) issued in connection with the SRS Business (as defined in the Fronting Agreement) or insurance company that is a party to an Insurance Contract or Fronted Insurance Contract entered into in connection with the Reinsurance Business (as defined in the Fronting Agreement), directly or through an agent, broker, intermediary or other producer with respect to any insurance coverage or cession of insurance risks or liabilities of the type that is the subject of the Business (as defined in the Fronting Agreement), except to the extent required by Applicable Law, the terms of the Insurance Contracts, or as contemplated by this Agreement or any of the Transaction Documents; provided, however, that the foregoing restrictions in clauses (a), (b) or (c) above shall not prohibit or apply to: (i) the acquisition after the Closing Date and subsequent operation by the Seller or any of its Affiliates of any business or entity, provided that such acquired business or entity derives an amount that is less than of ten percent (10%) of its annual gross premiums from the Competing Business, measured at the end of the most recent fiscal year prior to the date of acquisition, or (ii) any joint venture, partnership, agency or other similar business relationship between the Seller or any of its Affiliates and any other Person entered into primarily for the purpose of marketing, selling or producing direct insurance business (but excluding excess commercial property business written on a surplus lines or non-admitted basis anywhere in the United States) pursuant to which the Seller or any of its Affiliates reinsure all or a portion of the direct insurance business produced thereunder as a component of such joint venture, partnership, agency or other similar business relationship.

(b) It is agreed that any party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Section and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder or otherwise.

Section 7.7 Completion of Rights Offering. Holdings shall use commercially reasonable efforts, to complete, on or before March 31, 2009, equity or debt security issuances raising an aggregate of at least Two Hundred Sixty Million Dollars ($260,000,000.00) in proceeds pursuant to the Rights Offering and, if such Rights Offering is not completed to the full extent of Two Hundred Sixty Million Dollars ($260,000,000.00) by March 31, 2009, Holdings shall complete on or before March 31, 2009, the sale of equity or debt securities of Holdings to the Backstop Investors raising an aggregate of at least Two Hundred Sixty Million Dollars ($260,000,000.00) in proceeds from such sale and/or the Rights Offering and, in either such event, infuse the proceeds of such sale and/or Rights Offering into Maiden, GMAC Direct and/or Integon in such amounts and on such terms as shall be necessary to maintain an A- rating by A.M. Best of Maiden, GMAC Direct and Integon.

Section 7.8 Third Party Consents.  From and after the Closing Date, the parties shall use and shall cause their Affiliates to use commercially reasonable efforts to obtain all necessary consents from third parties identified on Section 5.3 of the Seller’s Disclosure Schedule as requiring such consent effective as of the Closing Date to effect the assumption by the Buyer, the Company or an Affiliate of Buyer of the material contracts or the change of control of the Company. Nothing contained in this Agreement will be construed as an attempt to agree to assign any contract, which by Applicable Law or by its terms is non-assignable without the consent of any other party thereto, unless such consent shall have been given. If the parties are unable to obtain the required consent of a third party of the contracts identified on Section 5.3 of the Seller’s Disclosure Schedule, the Seller and the Buyer shall cooperate in a commercially reasonably manner which does not violate Applicable Law or the relevant contract in order to provide the benefits and burdens of such contract to the Buyer.

Section 7.9 Licensing of the Company by the Buyer. Following Closing, the Buyer shall use commercially reasonable efforts to license the Company as a producer, managing general agent and reinsurance intermediary in all states where such licenses shall be required for the Company to transact business related to the Fronted Insurance Contracts.

Section 7.10 Financial Statements with Respect to the Carved-Out Business of GMAC. Following the Closing, the Seller will use commercially reasonable efforts to cooperate and assist and to cause its employees, Affiliates and outside accountants, Deloitte, to cooperate and assist the Buyer and its accountants in the preparation of (i) audited balance sheets as of December 31, 2007 and December 31, 2006 and audited statements of income, cash flows and changes in stockholder’s equity for the years ended December 31, 2007, 2006 and 2005 for the Carved-Out Business of GMAC, and (ii) reviewed financial statements as of and for the period ended September 30, 2008 and 2007 for the Carved-Out Business of GMAC, in form and substance materially in compliance with Regulation S-X with respect to the timely filing by Holdings of a current report on Form 8-K with respect to the acquisition of the Carved-Out Business of GMAC. As used in this Section 7.10, the term “Carved-Out Business of GMAC” includes the assets, liabilities and operations of the Company, as well as, the premiums written and expenses incurred (along with related assets and liabilities) related to the block of business serviced by the Company, but reflected on the financial statements of Motors and Integon, but excluding other business written by Motors and Integon which is not being acquired by the Buyer or its Affiliates under this Agreement and the other Transaction Documents. The Buyer and the Seller shall each bear their internal costs as well as the cost of their respective outside accountants in complying with the requirements under this Section 7.10.

Section 7.11  Maintenance of Post-Closing Business.

(a) The Buyer intends to operate the Company as a going concern following the Closing and shall retain the leadership and business teams of the Company for a period of at least three (3) years following the Closing, subject to the performance-based criteria of the Buyer and the Company established from time to time and the financial results and prospects of the Company. The Buyer shall maintain the existing claims infrastructure of the Company in place immediately prior to the Closing for a period of at least three (3) years following the Closing, provided that the Buyer may cause to be made adjustments in the Ordinary Course of Business to the infrastructure and practices of the Company so long as there is no resulting diminution in levels of service and standards or to reflect changes in the volume of business and prospects of the Company.

(b) For purposes of determining eligibility and vesting, but not benefit accrual, under any employee benefits plans for Company Employees after the Closing, the Buyer shall cause to be granted, to the extent applicable, credit to Company Employees for years of service with the Company or Affiliates of the Company prior to the Closing.

Section 7.12 COBRA Benefits.

(a) The Buyer represents to the Seller that neither the Buyer nor any ERISA Affiliate of the Buyer currently maintains a group health plan and that as of the Closing Date, neither the Company Employees, nor their dependants, shall be eligible to participate in any group health plan sponsored by the Buyer, the Company or any ERISA Affiliate of the Buyer. The Buyer agrees that it, directly or through an ERISA Affiliate, shall establish a group health plan covering the Company Employees on or before December 31, 2008.

(b) As of the Closing, (i) the Company shall cease to be an ERISA Affiliate of the Seller and shall cease to be a sponsoring employer under all Seller Plans, including the Seller’s group health plan and (ii) the coverage of the Company Employees under all Seller Plans, including Seller’s group health plan, shall cease, subject only to the rights of some Company Employees or their dependants to elect continuation coverage under federal COBRA. The Seller agrees to cause timely notice to be provided to all “covered employees” or “qualified beneficiaries” whose coverage under the Seller’s group health plan terminates as a result of the Closing of their rights to elect COBRA continuation coverage under Seller’s group health plan (those Company Employees electing continuation coverage referred to herein as “COBRA Beneficiaries”).

(c) The Buyer shall reimburse the COBRA Beneficiaries for any increase in the contributions payable for medical, dental and vision coverage by such COBRA Beneficiaries to the Seller for providing continuation coverage, including medical, dental and vision coverage. The Buyer shall also reimburse the Seller in an amount equal to fifty percent (50%) of the total cost of the premiums paid by the Seller to obtain stop-loss insurance covering claims of COBRA Beneficiaries receiving continuation coverage of Twenty Five Thousand Dollars ($25,000) or more.

(d) For purposes of this Section 7.12, (i) the terms “continuation coverage,” “covered employee,” “group health plan,” and “qualified beneficiary” shall have the meaning ascribed to such terms under Section 4980B of the Code and the regulations promulgated thereunder and (ii) the term “ERISA Affiliate” shall mean with respect to the Buyer or the Seller any person or entity that is considered a single employer with the Buyer or the Seller due to the application of the controlled group rules of Sections 414(b) or (c) of the Code.

Section 7.13 Buyer Covenant Regarding Restricted Businesses.

(a) The Seller and its Affiliates have provided access to and shared confidential and proprietary information about the Dealer Inventory Business and Integon Fronted Business (as such terms are defined below) with the Company and the Transferred Employees (the “Seller Confidential Information”) that would otherwise not be available from and after the Closing Date to the Buyer and its Subsidiaries and which the Buyer and its Subsidiaries could use to the competitive disadvantage of the Seller and its Affiliates after the Closing. Therefore, the Buyer agrees that, from and after the Closing Date, for the respective durations outlined below, the Buyer shall comply, and shall cause the Company and the Buyer’s other Subsidiaries to comply, with the following covenants restricting their ability to solicit customers of the Seller and its Affiliates for Dealer Inventory Business and Integon Fronted Business.

(i)
Dealer Inventory Business. From and after the Closing Date and through the third anniversary of the Closing Date, neither the Buyer, the Company nor any of their respective Subsidiaries (together, the “Buyer Restricted Companies”) shall permit, and the Buyer shall cause its Subsidiaries not to permit, directly or indirectly, alone or in association with, on behalf of, in the name of or as an agent of, any Buyer Restricted Company or, a Related Person (A) any employees of the Company, or (B) any employee, agent or representative of any Buyer Restricted Company (other than the Company), who shall be assisted, supervised, advised or otherwise aided, directly or indirectly, by a Transferred Employee, to solicit, market, offer, bind, enter into or issue insurance or reinsurance contracts, policies, treaties or slips for or relating to commercial auto physical damage coverages insuring the inventory of automobile dealers (the “Dealer Inventory Business”), who, to the Knowledge of the Buyer or, the knowledge of Karen Schmitt and John Marshaleck were customers of the Seller or its Affiliates as of the Closing Date or during the twelve-month period prior to the Closing Date nor shall any Buyer Restricted Company, directly or indirectly, alone or in association with, on behalf of, in the name of or as an agent of, any Buyer Restricted Company or a Related Person, use any Seller Confidential Information to solicit, market, offer, bind, enter into or issue such insurance or reinsurance contracts, policies, treaties or slips.

(ii)
Business Fronted by Integon. Throughout the period commencing on the closing date under the Integon SPA and continuing, with respect to any given state within the United States, as long as the Fronting Period (as such term is defined in the FRR Agreement) remains in effect with respect to such state and Integon is fronting for Motors or any Affiliate of Motors thereunder, the Buyer shall cause the Company and Integon not to permit, directly or indirectly, alone or in association with, on behalf or in the name of or as an agent of, any Buyer Restricted Company or, a Related Person (A) any of the employees of the Company, or (B) any employee, agent or representative of any Buyer Restricted Company (other than the Company), who shall be assisted, supervised, advised or otherwise aided, directly or indirectly, by a Transferred Employee, to solicit, market, offer, bind, enter into or issue insurance or reinsurance contracts, policies, treaties or slips for or relating to, any of line of business constituting In-Force Contracts or Fronted Contracts (as such terms are defined in the FRR Agreement), including, without limitation, any commercial auto physical damage coverages, commercial vehicle coverage, Dealer Inventory Business or standard, nonstandard and preferred private passenger auto and recreational vehicle coverages that shall be included in such In-Force Contracts and Fronted Contracts (together, the “Integon Fronted Business”) in the United States to Persons, who, to the Knowledge of the Buyer or the knowledge of Karen Schmitt and John Marshaleck were customers of the Seller or its Affiliates as of the Closing Date nor shall any Buyer Restricted Company, directly or indirectly, alone or in association with, on behalf of, in the name of or as an agent of, any Buyer Restricted Company or a Related Person, use any Seller Confidential Information to solicit, market, offer, bind, enter into or issue such insurance or reinsurance contracts, policies, treaties or slips.

(iii)
For purposes of this Section 7.13(a), “Related Person” means any Person of which any Buyer Restricted Company is a partner, member or stockholder (except as a holder, for investment purposes only, of not more than five percent (5%) of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market) or equity holder, or which is a joint venturer of such Buyer Restricted Company, or, which is directly or beneficially, owned, managed, operated or controlled by such Buyer Restricted Company, or in which such Buyer Restricted Company participates in the ownership, management, operation or control of, or which the Buyer Restricted Company permits the use of its name by such Person.

(b) The parties hereto acknowledge that the restrictions contained in this Section 7.13 were specifically negotiated to induce the Seller to enter into this Agreement and are reasonable and necessary to protect the legitimate interests of the Seller, that the Seller shall not have an adequate remedy at law for any actual or attempted breach or violation of this Section 7.13 and that the Seller, in addition to any other rights or remedies, shall be entitled to specific performance, injunctive and other equitable relief for any actual or attempted breach or violation, as well as reasonable attorneys’ fees incurred in successfully enforcing the covenants in this Section 7.13 against any such actual or attempted breach or violation. Anything in this Agreement to the contrary notwithstanding, the rights of the Seller under this Section 7.13 shall inure to the benefit of any successor or assign of the Seller, including, without limitation, any Person acquiring, directly or indirectly, all or substantially all of the assets of the Seller, whether by merger, consolidation, sale or otherwise.

ARTICLE VIII

TAXES

Section 8.1 Tax Representations. The Seller represents and warrants that:

(a) The Seller has timely filed all Tax Returns required to be filed and all Taxes owed (whether or not shown or required to be shown on such Tax Returns) have been paid or remitted, in each case, to the extent such Taxes and Tax Returns related to the Assets of the Company or the operation of the Company. All such Tax Returns were true, complete and correct in all respects. No portion of any Tax Return that relates to the Assets of the Company or the operation of the Company has been the subject of any audit, action, suit, proceeding, claim or examination by any governmental authority, and no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or, to the Knowledge of the Seller, threatened. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Seller has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment, or deficiency. No claim has ever been made by a governmental authority in a jurisdiction where the Seller or the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon the Assets of the Company other than for real property Taxes not yet due. The Seller does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. The Seller does not have any liability for the Taxes of any Person (other than the Seller) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax law), as a transferee or successor, by contract, or otherwise. No portion of the Purchase Price is subject to any Tax withholding provision of federal, state, local or non-U.S. law.

(b) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor, or other third party. None of the Liabilities of the Company is an obligation to make a payment that will not be deductible under Section 280G of the Code. The Assets of the Company do not include any stock or other ownership interests in any foreign or domestic corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.

(c) With the exception of any state requiring a separate corporate filing for a single member limited liability company, the Company has been treated as a disregarded entity for Tax purposes since the date of its formation and has not filed an election for Tax purposes to be treated as an association taxable as a corporation.

(d) The Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it, for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Assets of the Company, or would result in the Buyer becoming liable or responsible therefor.

(e) The Seller has established, in accordance with GAAP, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Assets of the Company or the operation of the Company which are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Assets of the Company, would otherwise adversely affect the Company or would result in the Buyer becoming liable therefor.

(f) Section 8.1(f) of the Seller’s Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Seller in connection with the Company or the Assets of the Company.

(g) None of the Assets of the Company is a “United States real property interest” within the meaning of Section 897 of the Code.

(h) There has not been any change in any method of Tax accounting or any making of a Tax election or change of an existing election by the Seller with respect to the Company.

Section 8.2 Tax Indemnity by the Seller. The Seller shall be liable for, and shall indemnify and hold the Buyer and the Company and any successor entities thereto or Affiliates thereof harmless from and against the following:

(a) Any and all Taxes of the Seller or any Affiliate (other than the Company);

(b) Any Liability (including Taxes) of the Buyer or the Company in connection with or arising from any breach of any representation, agreement, or covenant relating to Taxes made by the Seller in this Article VIII of this Agreement; and

(c) Any and all Taxes of the Company relating to any period prior to the Closing Date that have not paid or fully accrued or reserved by the Company as of the Closing Date.

Section 8.3 Tax Cooperation; Allocation of Taxes.

(a) The Buyer and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any governmental authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. The Seller and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Company or the Assets of the Company and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.3(a).

(b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets of the Company for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between the Seller and the Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Period. Within ninety (90) days after the Closing, the Seller and the Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.3(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. Thereafter, the Seller shall notify the Buyer upon receipt of any bill for real or personal property Taxes relating to the Assets of the Company, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to the Buyer who shall pay the same to the appropriate governmental authority, provided that if such bill covers the Pre-Closing Tax Period, the Seller shall also remit prior to the due date of assessment to the Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either the Seller or the Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.3(b), the other party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 8.3(b) and not made within ten (10) days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

(c) Prior to the Closing Date, the Seller shall provide the Buyer with a clearance certificate or similar document(s) which may be required by any governmental authority in order to relieve the Buyer of (i) any obligation to withhold any portion of the Purchase Price and (ii) any liability for Taxes (determined without regard to the provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate.

(d) The Buyer and the Seller shall file all Tax Returns consistent with the Allocation Statement and shall not make any inconsistent written statements or take any inconsistent position on any Tax Return, in any refund claim, during the course of any IRS audit or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise. Each party shall notify the other parties if it receives notice that the IRS or other governmental agency proposes any allocation different than that set forth in the Allocation Statement. No later than ten (10) days prior to the filing of their respective Form 8594s relating to the transactions contemplated by this Agreement, each party shall deliver to the other party a copy of its Form 8594.

Section 8.4 Payments. Any payment made pursuant to this Article VIII or Article IX shall be treated by the Seller and the Buyer as an adjustment to the Purchase Price and the Seller and the Buyer agree not to take any position inconsistent therewith for any purpose.

Section 8.5 Other Taxes. The Seller agrees to assume liability for and to pay all sales, transfer, stamp, real property transfer and similar Taxes incurred as a result of the sale of the Interests (“Other Taxes”).

Section 8.6 Survival Periods. The survival periods with regard to representations set forth in Section 8.1 hereof shall be to sixty (60) days after the expiration of the applicable statutes of limitations (including extensions).

ARTICLE IX

SURVIVAL, INDEMNIFICATION

Section 9.1 Survival of Representations and Warranties, Covenants and Agreements.

(a) The representations and warranties of the Seller contained in this Agreement shall survive the Closing hereunder for a period of eighteen (18) months, except that (i) the representations and warranties set forth in Sections 4.1 (Organization of Seller), 4.2 (Authorization of Transaction), 4.3(b) (Noncontravention), 4.5 (Brokers’ Fees), 4.6 (The Interests), 5.1 (Organization, Qualification and Corporate Power of the Company), and 5.2 (Capitalization and Subsidiaries) hereof shall survive indefinitely, (ii) the representations and warranties set forth in Section 5.19 (Employee Benefit Plans and Programs) shall survive until sixty (60) days after the applicable statutes of limitations (including extensions), and (iii) the representations and warranties set forth in Section 8.1 (Tax Representations) shall survive as provided for in Section 8.6.

(b) Any covenants or agreements of the Seller to be performed after the Closing, shall survive for one (1) year after the date on which such post-Closing covenant or agreement was required to have been performed.

(c) The representations and warranties of the Buyer contained in this Agreement shall survive the Closing hereunder for a period of eighteen (18) months, except that the representations and warranties set forth in Sections 6.1 (Organization), 6.2 (Authorization of Transaction), 6.3(a) (Noncontravention) and 6.8 (Brokers’ Fees), shall survive indefinitely.

(d) Any covenants or agreements to be performed by the Buyer after the Closing Date, shall survive for one (1) year after the date on which such post-Closing covenant or agreement was required to have been performed.

Section 9.2 Indemnification.

(a) Subject to the provisions of this Agreement, the Seller agrees to indemnify and hold the Buyer and its Affiliates (including the Company following the Closing Date), predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against and in respect of all Damages resulting from or relating to:

(i)	A breach by the Seller or any of its Affiliates of any surviving representation or warranty made by the Seller or any such Affiliate in this Agreement;

(ii)
Failure of the Company or GMAC Re Corp. to hold all licenses, registrations or permits (or exemptions therefrom) necessary to conduct the business and operations of the Company prior to the Closing Date;

(iii)
Any fine or penalty, including interest thereon, assessed by any Governmental Entity for failure of the Company, from and after the Closing, to hold all licenses, registrations or permits (or exemptions therefrom) necessary to conduct the business and operations of the Company as conducted immediately prior to the Closing, provided the Company is compliance with the requirements of Section 2.5(d)(iii) of the Fronting Agreement;

(iv)	A breach by the Seller or any of its Affiliates of any covenant or agreement of the Seller or any such Affiliate in this Agreement and to be performed post-Closing;

(v)
Any Liability of the Company under or attributable to any Seller Plan except, so long as Company Closing Tangible Assets less One Million ($1,000,000) equals or exceeds the aggregate of the accruals or reserves described in this Subsection (v) or (vi) of the Section 9.2(a), any Liability incurred in the Ordinary Course of Business previously paid or fully accrued or reserved by the Company as of the Closing Date and reflected in the Final Closing Balance Sheet; provided, however, that, for the avoidance of doubt, any Liability incurred by the Company after the Closing Date under any retention bonus or restrictive stock unit plans established prior to the Closing with respect to Company Employees shall be the responsibility of the Seller, if and to the extent any such Liabilities become due;

(vi)
So long as Company Closing Tangible Assets less One Million ($1,000,000) equals or exceeds the aggregate of the accruals or reserves described in this Subsection (v) or (vi) of the Section 9.2(a), any Liability of the Company not paid or fully accrued or reserved by the Company on the Final Closing Balance Sheet attributable to GMAC LLC or any of its Subsidiaries, except pursuant to any of the Transaction Documents;

(vii)
Following the termination of any contract or agreement relating to a prepaid asset included in Company Closing Tangible Assets prior to the end of the period to which such prepaid asset relates other than caused solely by the Buyer’s or the Company's act or omission to act after the Closing, the failure of the Company to receive a refund of the portion of such prepaid asset allocable to the remainder of such period; and

(viii)	Any matter described on Schedule 9.2(a).

(b) Subject to the provisions of this Agreement, the Buyer agrees to indemnify and hold the Seller and its Affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against and in respect of all Damages, resulting from or relating to:

(i)	A breach by the Buyer or any of its Affiliates of any surviving representation or warranty made by the Buyer or any such Affiliate in this Agreement;

(ii)	A breach by the Buyer or any of its Affiliates of any covenant or agreement of the Buyer or any such Affiliate in this Agreement and to be performed post-Closing; and

(iii)
The conduct by the Buyer or any of its Affiliates of the business of the Company from and after the Closing, but only to the extent that (x) the Seller or one of its Affiliates shall be not obligated to indemnify the Buyer or such Affiliate with respect to Damages resulting from or relating to such conduct of the Buyer or such Affiliate, or (ii) the Seller or any of its Affiliates shall have released the Buyer and such Affiliate from liability with respect to such conduct, under one of the other Transaction Documents.

(c) The Seller’s and the Buyer’s respective indemnification obligations with respect to Taxes are governed exclusively by Article VIII; provided, however, that the procedures outlined in Section 9.3(d) shall be followed with respect to claims made pursuant to Article VIII.

(d) For purposes of calculating the amount of Damages incurred arising out of or relating to any breach of a representation or warranty by the Seller (but not for purposes of determining if a breach shall have occurred), the references to knowledge Material Adverse Effect or other materiality qualifications shall be disregarded.

Section 9.3. Limitations.

(a) Anything contained in this Agreement to the contrary notwithstanding, (i) the Buyer (on behalf of itself and any of its Affiliates including the Company post-Closing) shall not make any claim for indemnification pursuant to Section 9.2(a)(i) until the aggregate amount of all such claims and claims for indemnification pursuant to Section 9.2(a)(i) exceeds One Million Dollars ($1,000,000) (the “Threshold”) and if the Threshold is exceeded, the Seller shall be required to pay only those amounts in excess of the Threshold Amount up to the Maximum Indemnification Amount, and (ii) the Seller shall not be required to make indemnification payments for any claim for indemnification pursuant to Section 9.2(a)(i) to the extent indemnification payments would exceed in the aggregate Twenty Million Dollars ($20,000,000.00) (the “Maximum Indemnification Amount”); provided, however, the Seller’s obligation and liability for any and all breaches of the representations and warranties set forth in (i) Section 4.1, 4.2, 4.3(b), 4.5, 4.6, 5.1, 5.2, 5.7(c), or 5.7(d) or as set forth in Article VIII hereof shall not be subject to the Threshold and shall not count toward determining whether the Maximum Indemnification Amount has been reached, and (ii) Section 5.14 shall not be subject to the Threshold. In determining the amount to which the Buyer is entitled to assert a claim for indemnification pursuant to this Article IX, only actual Damages, net of all Tax benefits actually realized by the Buyer in the year of receipt of any indemnity payment. The Seller and the Buyer acknowledge and agree that any event, transaction, circumstance, or liability, whether contingent or accrued, for which adequate reserves by the Company have been established on the Closing Date, shall not be used at any time as the basis of any claim for indemnification under Article VIII or this Article IX, or considered in any way in determining whether the Threshold or the Maximum Indemnification Amount has been reached. In addition, in connection with an alleged breach of the Seller’s representations, warranties and covenants under this Agreement, the Buyer’s Damages shall be net of all reserves established by the Company as of the Closing Date in connection with the particular item or contingency in dispute.

(b) The obligation of the Seller to indemnify the Buyer under Section 8.1 and Section 9.2(a) above shall expire, with respect to any representation, warranty, covenant or agreement of the Seller, on the date on which the survival of such representation, warranty, covenant or agreement shall expire in accordance with Sections 8.6 and 9.1 above, except with respect to any written claims for indemnification which the Buyer has delivered to the Seller prior to such date.

(c) The obligation of the Buyer to indemnify the Seller under Section 9.2(b) above shall expire, with respect to any representation, warranty, covenant or agreement of the Buyer, on the date on which the survival of such representation, warranty, covenant or agreement shall expire in accordance with Section 9.1 above, except with respect to written claims for indemnification which the Seller has delivered to the Buyer prior to such date.

(d) Promptly after receipt by an indemnified party under this Article IX hereof of notice of any claim or the commencement of any Action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Article IX hereof, notify the indemnifying party in writing of the claim or the commencement of that Action stating in reasonable detail the nature and basis of such claim and a good faith estimate of the amount thereof, provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to the indemnified party unless and only to the extent such failure materially and adversely prejudices the ability of the indemnifying party to defend against or mitigate damages arising out of such claim. If any claim shall be brought against an indemnified party, it shall notify the indemnifying party thereof and the indemnifying party shall be entitled to participate therein, and to assume the defense thereof with counsel reasonably satisfactory to the indemnified party, and to settle and compromise any such claim or Action; provided, however, that the indemnifying party shall not agree or consent to the application of any equitable relief upon the indemnified party without its written consent. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or Action, the indemnifying party shall not be liable for other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if the indemnifying party elects not to assume such defense, the indemnified party may retain counsel satisfactory to it and to defend, compromise or settle such claim on behalf of and for the account and risk of the indemnifying party, and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received; and, provided, further, that the indemnified party shall not consent to entry of any judgment or enter into any settlement or compromise without the written consent of the indemnifying party which consent shall not be unreasonably withheld. The Buyer and the Seller each agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding. The indemnified party shall also have the right to select its own counsel, at its own expense, to represent the indemnified party and to participate in the defense of such claim, as applicable.

Section 9.4 Remedies Exclusive. Except as otherwise specifically provided in Article II, Section 7.6, Section 7.13 and Article VIII hereof, the remedies provided in this Article IX shall be the exclusive remedies of the parties hereto from and after the Closing in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein. The provisions of this Article IX shall apply to claims for indemnification asserted as between the parties hereto as well as to third-party claims.

Section 9.5 Mitigation. The parties shall cooperate with each other with respect to resolving any indemnifiable claim, including by making commercially reasonable efforts to mitigate or resolve any such claim or Liability. Each party shall use commercially reasonable efforts to address any claims or Liabilities that may provide a basis for an indemnifiable claim such that each party shall respond to any claims or Liabilities in the same manner it would respond to such claims or Liabilities in the absence of the indemnification provisions of this Agreement.

Section 9.6 Treatment of Payments. All payments made pursuant to this Article IX shall be treated as an adjustment to the Purchase Price.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

Section 10.2 Entire Agreement. This Agreement (including the documents referred to herein) and the Disclosure Schedules and Exhibits hereto constitutes the entire agreement among the parties with respect to the subject matter hereof and there are no other understandings, agreements, or representations by or among the parties, written or oral, related in any way to the subject matter hereof.

Section 10.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

Section 10.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.6 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to the Buyer and Holdings shall be addressed to:

c/o Maiden Holdings, Ltd.
48 Par-la-Ville Road, Suite 1141
Hamilton HM 11
Bermuda
Attn: Ben Turin
Facsimile No.: 441-292-0471
E-mail: bturin@maiden.bm

with copies to:

Edwards Angell Palmer & Dodge LLP
750 Lexington Avenue
New York, NY 10022
Attention: Geoffrey Etherington
Facsimile No.: 212-308-4844
Email: getherington@eapdlaw.com

or at such other address and to the attention of such other Person as the Seller may designate by written notice to the Buyer. Notices to the Seller shall be addressed to:

GMACI Holdings, LLC
300 Galleria Officentre, Ste 201
M/C: 480-300-200
Southfield, MI 48034-4700
Attn: John J. Dunn, Jr.
Facsimile No.: (248-263-7393)
E Mail: john.j.dunn@gmacfs.com

with copies to:

General Counsel
GMACI Holdings, LLC
300 Galleria Officentre, Ste 201
M/C: 480-300-221
Southfield, MI 48034-4700
Attn: Joseph L. Falik
Facsimile No.: (248-263-4051)
E mail: joseph.l.falik@gm.com

or at such other address and to the attention of such other Person as the Buyer may designate by written notice to the Seller.

Section 10.7 Governing Law, Jurisdiction, Waiver of Jury Trial and Specific Performance.

(a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) Subject to Section 10.8, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York, sitting in New York, New York, or, if such court does not have jurisdiction, the Supreme Court of the State of New York, County of New York for purposes of enforcing this Agreement. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Without limiting the foregoing, each party agrees that service of process on such party by written notice as provided in Section 10.6 shall be deemed effective service of process on such party.

(c) Subject to Section 10.8, each of the Parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby. The waivers in Section 10.7(b) and in this Section 10.7(c) have been made with the advice of counsel and with a full understanding of the legal consequences thereof and shall survive the termination of this Agreement.

(d) Notwithstanding anything to the contrary contained herein, it is agreed that any party hereto shall be entitled to an injunction or injunctions to prevent breaches of Section 7.6 of this Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled hereunder or otherwise.

Section 10.8 Arbitration.

(a) Any disputes, controversies, or claims, arising out of or relating to one or more Arbitrable Agreement, including, without limitation, in respect of the validity, formation, or breach of any such agreement, shall be finally settled by binding arbitration as set forth below.

(b) The Arbitrable Agreement Parties intend to provide for a single forum for the resolution of any disputes between or among them within paragraph (a) above. Each Arbitrable Agreement Party, by virtue of executing such agreement containing a clause providing for arbitration under the arbitration provisions of this Agreement, shall be deemed to have irrevocably agreed, for itself and any other party that claims under such Arbitrable Agreement by or through such Arbitrable Agreement Party, to submit to binding arbitration hereunder. Without prejudice to whether or not assignment or delegation is otherwise permissible under an Arbitrable Agreement, each Arbitrable Agreement Party hereby covenants (i) not to assign any of its rights, or delegate or contract for third-party performance of any of its obligations, under any Arbitrable Agreement to or with any party that is not an Arbitrable Agreement Party unless such other party agrees in writing to submit to arbitration hereunder; and (ii) to indemnify any other Arbitrable Agreement Party for any additional costs of arbitration, or any inability of such other Arbitrable Agreement Party to prove its case in arbitration, or obtain an adequate remedy, that the arbitration panel determines likely resulted from a failure to comply with (i). If a party obligated to arbitrate by virtue of having executed the written agreement specified in (i) above is an Affiliate of the original Arbitrable Agreement Party, such party shall for all other purposes of an arbitration hereunder be deemed to be an Arbitrable Agreement Party. Otherwise, such a party shall be deemed to be an “Arbitration Joinder Party.” In any event, the trustee under the Trust Agreement shall be deemed to be an Arbitration Joinder Party.

(c) Each Arbitrable Agreement Party hereby appoints the Buyer or the Seller (or their respective successors), as the case may be, as its exclusive agent and attorney in fact to demand arbitration, to appoint an arbitrator, to receive notices relating to arbitration, and to conduct arbitration on its behalf. The Buyer shall be such agent for all Arbitrable Agreement Parties that are Affiliates of the Buyer at the time the arbitration is demanded, and all such Arbitration Agreement Parties, together with the Buyer, shall constitute the “Buyer Parties.” The Seller shall be such agent and attorney in fact for all Arbitrable Agreement Parties that are Affiliates of the Seller at the time the arbitration is demanded, and all such Arbitration Agreement Parties, together with the Seller, shall constitute the “Seller Parties.” The Buyer Parties shall constitute a single party for purposes of the arbitration, and shall jointly file any brief or other submission to the arbitration panel, and the arbitration panel shall have the power to order discovery from, and award relief against, any of them regardless of whether they otherwise participate in the arbitration. The Seller Parties shall constitute a single party for purposes of the arbitration, and shall jointly file any brief or other submission to the arbitration panel, and the arbitration panel shall have the power to order discovery from, and award relief against, any of them regardless of whether they otherwise participate in the arbitration. Any Arbitration Joinder Party against whom arbitration is demanded shall be deemed to have joined in the arbitrator appointment made on behalf of the Arbitrable Agreement Party that assigned to, delegated to, or contracted with, it for purposes paragraph (b) above, or, in the case of the trustee under the Trust Agreement, in the appointment made on behalf of the Buyer Parties. Such Arbitration Joinder Party shall have the right, however, to submit separate briefs and other submissions to the arbitration panel, and any award made by the arbitration panel against it shall be stated separately within the award.

(d) The Seller or the Buyer may commence arbitration by written demand to the other (and, if arbitration is against sought an Arbitration Joinder Party, to such Arbitration Joinder Party), specifying: (i) the general nature of the disputes, controversies or claims; (ii) the Arbitrable Agreements under which they arise; (iii) the Arbitrable Agreement Parties on whose behalf arbitration is demanded; (iv) the Arbitrable Agreement Parties and Arbitration Joinder Parties against whom arbitration is sought; and (vi) whether the demanding party contends that the disputes, controversies or claims are principally under this Agreement or under the Insurer SPAs. Whichever of the Buyer or the Seller receives such demand may, within ten (10) business days of receipt, respond with a counter-claim demand providing the same information and/or by disputing whether the disputes, controversies or claims are principally under this Agreement or under the Insurer SPAs.

(e) If the Seller and the Buyer agree that the disputes, controversies or claims to be arbitrated are principally under this Agreement or under the Insurer SPAs, or if the demand so asserted and was not timely disputed, then the arbitration shall be administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules then in effect, including its Procedures for Large, Complex Commercial Disputes, as modified herein (the “AAA Rules”). In addition, if there is a timely-asserted dispute as to whether the disputes, controversies or claims to be arbitrated are principally under this Agreement or under the Insurer SPAs, then the arbitration shall be administered by the AAA in accordance with the AAA Rules, provided that, if the arbitration panel determines that the disputes, controversies or claims to be arbitrated are not principally under this Agreement or under the Insurer SPAs, it shall award to the party that disputed such contention (i.e., the contention by the other party that the disputes, controversies or claims to be arbitrated were principally under this Agreement or under the Insurer SPAs) its share of any additional costs by virtue of administration by the AAA and under the AAA Rules, including the costs and expenses of any expert witness that would not have otherwise been required. In all other cases, arbitration shall proceed under the then-most recent ARIAS-US Practical Guide to Reinsurance Arbitration Procedures, as modified herein (“ARIAS Rules”).

(f) Arbitration shall be before a panel of three disinterested arbitrators, one selected by the Seller on behalf of the Seller Parties, one selected by the Buyer on behalf of the Buyer Parties, and an umpire selected by the two arbitrators so selected. No arbitrator may be appointed until after expiration of the time period for determining whether the arbitration is to proceed under the AAA Rules or under the ARIAS Rules. For all arbitrations proceeding under the ARIAS Rules, the arbitrators and umpire shall be either present or former executives or officers of insurance or reinsurance companies, or arbitrators certified by ARIAS-US. After expiration of the time period for determining whether the arbitration is to proceed under the AAA Rules or under the ARIAS Rules, either party may issue a written demand sent to the other by overnight courier requiring that both parties name their respective arbitrator on a specified business day no less than thirty (30) days after the date of the naming demand. If either party fails to appoint its arbitrator by such deadline, the other party may appoint a neutral arbitrator for it. Should the two arbitrators fail to choose an umpire within thirty (30) days of the appointment of the second arbitrator, the umpire shall be selected in accordance with the AAA Rules or the ARIAS-US Umpire Selection Procedure, as the case may be.

(g) The arbitration procedures shall be as follows:

(i)	The seat of arbitration shall be New York, New York, but the arbitration panel may order that the hearings be held elsewhere.

(ii)
The parties may, by agreement, suspend any deadline hereunder or under the AAA Rules or the ARIAS Rules for the purpose of meeting and conferring in an attempt in good faith to agree upon a resolution of such dispute.

(iii)	The arbitration panel shall allow such discovery as the panel determines is appropriate under the circumstances. Any dispute regarding discovery shall be determined by the arbitration panel.

(iv)
The arbitration panel shall not be obligated to follow the strict rules of law or evidence. In addition, while the arbitration panel shall interpret all of the Arbitrable Agreements in accordance with their intent, it shall also specifically apply to such agreements, where applicable, the custom and practice of the insurance and reinsurance industry with a view to effecting the general purpose of such agreements.

(v)
The arbitration panel may award full or partial summary judgment under the same circumstances as a United States federal district court. In addition, where the arbitration panel determines that full and final relief can be given with respect to less than all of disputes, claims or controversies asserted in the arbitration, it may issue a final partial award, on which judgment may be entered to the same extent as if a full final award.

(vi)
Any award shall be in writing and shall set forth the reasons for the disposition of any claim, and the arbitration panel shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision.

(vii)
The majority decisions of the arbitration panel shall be final, binding, and non-appealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

(viii)
The arbitrator panel shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of reasonable attorneys’ fees and expenses in such manner as is determined to be appropriate by the arbitration panel, except as provided above. The arbitration panel shall have no authority to award exemplary, special, or punitive damages.

(ix)
Judgment upon the award rendered by the arbitrator(s) may be entered in any court having personal and subject matter jurisdiction. The Buyer and the Seller each hereby submit to the personal jurisdiction of the Federal and State courts of New York for the purpose of confirming any such award and entering judgment thereon in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision in any Arbitrable Agreement.

(x)
All arbitration proceedings hereunder, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitration panel, except as necessary to enforce any award or in any subsequent dispute between the parties.

(xi)
The fact that the arbitration procedures hereunder shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement or any Transaction Document, and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.

(xii)	All applicable statutes of limitation shall be tolled while the procedures hereunder are pending. The parties will take such action, if any, required to effectuate such tolling.

Section 10.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.11 Expenses. Except as otherwise provided herein, whether or not the transactions contemplated hereby are consummated, each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 10.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 10.13 Incorporation of Exhibits and Disclosure Schedules and Confidentiality Agreement. The Exhibits, and Disclosure Schedules and Confidentiality Agreement identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GMACI HOLDINGS LLC

By:

Title:

MAIDEN HOLDINGS NORTH AMERICA, LTD.

By:

Title:

MAIDEN HOLDINGS, LTD.

By:

Title:

SECURITIES PURCHASE AGREEMENT

BETWEEN

GMACI LLC

AND

MAIDEN HOLDINGS NORTH AMERICA, LTD.

MAIDEN HOLDINGS, LTD.

RELATING TO THE PURCHASE AND SALE OF ALL OF
THE OUTSTANDING EQUITY INTERESTS
OF GMAC RE LLC

DATED OCTOBER 31, 2008

SELLER’S DISCLOSURE SCHEDULE

Section 4.4	Seller Consents
Section 5.2(a)	Company Capitalization
Section 5.2(d)	Subsidiaries
Section 5.3	Noncontravention with respect to the Company
Section 5.4	Company Consents
Section 5.5(b)	Leases
Section 5.5(d)	Assets and Rights Held by Affiliates
Section 5.6	Insurance
Section 5.7(a)	Financial Statements
Section 5.7(b)	Actuarial Materials
Section 5.8	Absence of Undisclosed Liabilities
Section 5.9(b)	Events Subsequent to June 30, 2008
Section 5.10	Legal Compliance
Section 5.11(a)	Intellectual Property - Owned Intangible Property
Section 5.11(b)	Intellectual Property - Licensed Intangible Property
Section 5.1(c)(i)	Patents, Trademarks, Service Marks and Copyrights
Section 5.(a11(c)(ii)	Claims Against Intellectual Property Rights
Section 5.11(d)	Written Notices of Infringement of Intellectual Property
Section 5.12	Material Contracts
Section 5.13	Litigation
Section 5.14	Licenses, Permits, and Exemptions
Section 5.15	Affiliate Transactions
Section 5.16	Accounts Receivable
Section 5.18	Employee Relations
Section 5.19	Employee Plan Liabilities
Section 5.20	Employment Agreements
Section 5.21	Company Relationships
Section 7.6	Exclusions from Noncompetition
Section 8.1(f)	Taxes

BUYER’S DISCLOSURE SCHEDULE

Section 6.4	Consents

SCHEDULES

Schedule 3.2(a)(i)	Assignment of Membership Interests
Schedule 9.2(a)	Other Seller Indemnifications

SCHEDULE 3.2(A)(I)

ASSIGNMENT OF MEMBERSHIP INTEREST

This Assignment of Membership Interest (“Assignment”) is entered into as of the ___ day of October 2008 by the GMACI Holdings LLC, a Delaware limited liability company (“Assignor”), in favor of Maiden Holdings North America, Ltd., a Delaware corporation (“Assignee”).

RECITALS:

A.	Assignor owns a 100% of the membership interest (the “Membership Interest”) in GMAC Re LLC (“Company”), a Delaware limited liability company.
B.
Pursuant to that certain Security Purchase Agreement by and between Assignee and Assignor dated October ______, 2008, Assignor has agreed to transfer and assign to Assignee all of Assignor’s interest in Company.

ASSIGNMENT:

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby conveys, transfers and assigns to the Assignee, its successors and assigns, effective as of the date hereof, all of Assignor’s right, title, and interest in Assignor’s Membership Interest.

IN WITNESS WHEREOF, Assignor has executed this instrument as of the date first above written.

ASSIGNOR

GMACI HOLDINGS LLC

By:

Name:

Title:

SCHEDULE 9.2(a)

OTHER SELLER INDEMNIFICATIONS

Liabilities arising in connection with the USAgencies class action lawsuit described on Section 5.13 of Seller’s Disclosure Schedule to the extent such liabilities are not accrued or reserved by Motors in the reserves transferred to Maiden pursuant to the Reinsurance Agreement.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-